 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Registered Ordinary Shares
of
VECTIVBIO HOLDING AG
at
$17.00 Per Share
by
IRONWOOD PHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JUNE 28, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The Offer (as defined below) is being made pursuant to the Transaction Agreement, dated as of May 21, 2023 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), by and between Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Ironwood”) and VectivBio Holding AG (“VectivBio” or the “Company”), a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland (the “Transaction Agreement”).
Ironwood is offering to purchase all of the outstanding registered ordinary shares, nominal value of CHF 0.05 per share, of VectivBio (the “Shares”), for $17.00 per share net to the shareholders of VectivBio in cash (the “Offer Price”), without interest and subject to any applicable withholding taxes (the “Offer”).
The obligation of Ironwood to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in the Transaction Agreement, including (i) that prior to the expiration of the Offer, there being validly tendered (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, represent at least one Share more than 80% of the number of the Shares issued and outstanding as of the expiration of the Offer (excluding any Shares held by VectivBio or any of its subsidiaries) (the “Minimum Condition”); (ii) that prior to the expiration of the Offer, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been terminated (the “Antitrust Condition”); (iii) that prior to the expiration of the Offer, the shareholders of VectivBio having approved the Articles Amendment and the Board Modification (each as defined below) (the “Shareholder Approval Condition”); (iv) that the Transaction Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (v) those certain other conditions set forth in the Transaction Agreement (collectively, the “Offer Conditions”).
Following the completion of the Offer and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood intends that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Ironwood Pharmaceuticals GmbH, a limited liability company organized under the laws of Switzerland and a subsidiary of Ironwood (“Merger Sub”) and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Shares held in the treasury of VectivBio or any of its subsidiaries immediately prior to the Acceptance Time (as defined below) (such Shares, the “Excluded Shares”)) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price (the “Merger”). The “Acceptance Time” is the time of the acceptance for payment for all Shares validly tendered and not validly withdrawn pursuant to the Offer subject to the terms and conditions of the Transaction Agreement, including the satisfaction or waiver of all of the Offer Conditions.

In the event that the Acceptance Time occurs and the number of Shares validly tendered (and not validly withdrawn) pursuant to the Offer, together with any Shares then directly or indirectly owned by Ironwood, represents less than 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood may not be able to complete the Merger in a timely manner, or at all, and acquire 100% of all outstanding Shares. Accordingly, non-tendering shareholders of VectivBio may not receive any consideration for such Shares, and the liquidity and value of any Shares that remain outstanding could be negatively affected. Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering shareholder of VectivBio will be a minority shareholder of VectivBio with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets. In addition, following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Ironwood intends to delist the Shares from Nasdaq. Following delisting of the Shares from Nasdaq and provided that the criteria for deregistration are met, Ironwood intends to cause VectivBio to make a filing with the United States Securities and Exchange Commission (“SEC”) requesting that VectivBio’s reporting obligations under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) be terminated. Deregistration would substantially reduce the information required to be furnished by VectivBio to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to VectivBio. In addition, the amount of publicly held Shares may be so few that there may no longer be an active trading market for Shares. The absence of an active trading market, and corresponding lack of analyst coverage, could reduce the liquidity and, consequently, the market value of your Shares.
Under no circumstances will interest be paid with respect to the cash Offer Price paid for the purchase of Shares pursuant to the Offer (which amount may be reduced by any applicable withholding taxes), regardless of any extension of the Offer or any delay in making payment for Shares or consummating the Offer.
THE BOARD OF DIRECTORS OF VECTIVBIO (“VECTIVBIO BOARD”) UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.
THE VECTIVBIO BOARD HAS UNANIMOUSLY (1) DETERMINED THAT THE TERMS OF THE TRANSACTION AGREEMENT, THE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND TO THE BENEFIT OF AND IN THE BEST INTEREST OF, VECTIVBIO AND ITS SHAREHOLDERS; (2) DECLARED IT ADVISABLE TO ENTER INTO THE TRANSACTION AGREEMENT AND ANY FUTURE AGREEMENTS IMPLEMENTING THE PROVISIONS OF THE TRANSACTION AGREEMENT AND TO EFFECT THE ARTICLES AMENDMENT, THE BOARD MODIFICATION, AND, SUBJECT TO THE OCCURRENCE OF THE ACCEPTANCE TIME AND SATISFACTION OF THE APPLICABLE REQUIREMENTS UNDER THE LISTING RULES OF THE NASDAQ STOCK MARKET, LLC, THE DELISTING; (3) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY VECTIVBIO OF THE TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER; AND (4) RESOLVED AND AGREED TO RECOMMEND THAT VECTIVBIO’S SHAREHOLDERS APPROVE THE ARTICLES AMENDMENT, THE BOARD MODIFICATION, AND, SUBJECT TO THE OCCURRENCE OF THE ACCEPTANCE TIME AND SATISFACTION OF THE APPLICABLE REQUIREMENTS UNDER THE LISTING RULES OF THE NASDAQ STOCK MARKET, LLC, THE DELISTING, AND ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
The Offer is not subject to any financing condition.   The Offer is conditioned upon (i) the Minimum Condition, (ii) the Antitrust Condition, (iii) the Shareholder Approval Condition, (iv) the Termination Condition, and (v) the satisfaction or waiver by Ironwood of the other Offer Conditions described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”
A summary of the principal terms of the Offer appears on pages i through x. You should read both the entire Offer to Purchase, the Letter of Transmittal (as defined herein) and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares into the Offer.

The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833

IMPORTANT
If you desire to tender all or any portion of your Shares to Ironwood pursuant to the Offer, prior to the Expiration Date (as defined below):
•
If you are a holder (i.e., you hold Shares directly in your name in book-entry form in an account with VectivBio’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal and send it, together with any required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”). These materials must reach the Depositary before the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to Ironwood before the Expiration Date.

If you desire to tender your Shares pursuant to the Offer and you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Ironwood pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
*****
Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Copies of these materials may also be found at the website maintained by the United States Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET
The following are some questions that you, as a shareholder of VectivBio, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”). It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). The Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.”
To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Ironwood.
Securities Sought:
All of the outstanding registered ordinary shares, nominal value of CHF 0.05 per share (the “Shares”), of VectivBio Holding AG, a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland (“VectivBio”), other than any Excluded Shares (as defined below).
Price Offered Per Share:
$17.00 per Share (the “Offer Price”), net to the shareholders of VectivBio in cash, without interest, and subject to any applicable withholding taxes.
Scheduled Expiration Time:
The Offer and withdrawal rights will expire at one minute after 11:59 p.m. Eastern Time on June 28, 2023, unless the Offer is extended or earlier terminated. See Section 1 — “Terms of the Offer.”
The Purchaser:
Ironwood Pharmaceuticals, Inc. (“Ironwood”), a Delaware corporation.
VectivBio Board of Directors Recommendation:
The Board of Directors of VectivBio (“VectivBio Board”) has unanimously resolved to recommend that VectivBio’s shareholders accept the Offer and tender their Shares pursuant to the Offer.
Who is offering to buy my Shares?
Our name is Ironwood Pharmaceuticals, Inc. We are a Delaware corporation incorporated in Delaware and headquartered in Boston, Massachusetts. Our principal executive offices are located at 100 Summer Street, Suite 2300, Boston, Massachusetts 02110. Our phone number is (617) 621-7722.
We are a gastrointestinal (“GI”) healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients. We are focused on the development and commercialization of innovative GI product opportunities in areas of significant unmet need, leveraging our demonstrated expertise and capabilities in GI diseases. We operate in the human therapeutics business segment.
See the “Introduction” and Section 8 — “Certain Information Concerning Ironwood.”
How many Shares are you offering to purchase in the Offer?
We are making the Offer to purchase all outstanding Shares, excluding any Shares held in the treasury of VectivBio or any of its subsidiaries as of immediately prior to the Acceptance Time (as defined below) (such Shares, the “Excluded Shares”), on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

i

The “Acceptance Time” is the time of the acceptance for payment for all Shares validly tendered and not validly withdrawn pursuant to the Offer subject to the terms and conditions of the Transaction Agreement, including the satisfaction or waiver of all of the Offer Conditions.
See the “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer pursuant to the Transaction Agreement in order to acquire control of, and following the intended Merger (as defined below), the entire equity interest in, VectivBio. Following the completion of the Offer and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood intends that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price (the “Merger”). Following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Ironwood intends to delist the Shares from Nasdaq. Following delisting of the Shares from Nasdaq and provided that the criteria for deregistration are met, Ironwood intends to cause VectivBio to make a filing with the SEC requesting that VectivBio’s reporting obligations under the Exchange Act be terminated. See Section 12 — “Purpose of the Offer; Plans for VectivBio” and Section 13 — “Certain Effects of the Offer.”
Who can participate in the Offer?
The offer is open to all holders and beneficial owners of Shares.
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $17.00 per Share net to the shareholders of VectivBio in cash, without interest, and subject to any applicable withholding taxes.
If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What does the VectivBio Board think about the Offer?
We are making the Offer pursuant to the Transaction Agreement, which has been unanimously approved by the VectivBio Board. The VectivBio Board has unanimously:
•
determined that the terms of the Transaction Agreement, the Offer and the transactions contemplated thereby are fair to, and to the benefit of and in the best interests of, VectivBio and its shareholders;

•
declared it advisable to enter into the Transaction Agreement and any future agreements implementing the provisions of the Transaction Agreement and to effect the Articles Amendment, the Board Modification (each as defined below in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Preparation of Shareholder Approval Invitation; Shareholder Meeting”), and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the listing rules of the Nasdaq Stock Market, LLC (the “Nasdaq Rules”), the Delisting (as defined below in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Stock Exchange Delisting; Deregistration”);

•
approved the execution, delivery and performance by VectivBio of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Offer; and

•
resolved and agreed to recommend that VectivBio’s shareholders approve the Articles Amendment, the Board Modification, and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the Nasdaq Rules, the Delisting, and accept the Offer and tender their Shares pursuant to the Offer.

A more complete description of the reasons of the VectivBio Board for authorizing and approving the Transaction Agreement and the transactions contemplated thereby, including the Offer, is set forth in the Schedule 14D-9 that is being filed by VectivBio with the United States Securities and Exchange Commission (“SEC”) and mailed to VectivBio’s shareholders with this Offer to Purchase. Shareholders should carefully read the information set forth in the Schedule 14D-9 in its entirety. See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for VectivBio.”
What are the most significant conditions to the Offer?
The Offer is subject to the satisfaction of the following conditions:
•
prior to the expiration of the Offer, there shall have been validly tendered (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, represent at least one Share more than 80% of the number of the Shares issued and outstanding as of the expiration of the Offer (excluding any Shares held by VectivBio or any of its subsidiaries) (the “Minimum Condition”);

•
prior to the expiration of the Offer, the applicable waiting period (and any extension thereof) under the HSR Act in respect of the transactions contemplated by the Transaction Agreement shall have expired or been terminated (the “Antitrust Condition”);

•
prior to the expiration of the Offer, the shareholders of VectivBio shall have approved the Articles Amendment and the Board Modification (each as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Preparation of Shareholder Approval Invitation; Shareholder Meeting”) (the “Shareholder Approval Condition”);

•
the Transaction Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”);

•
there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any order, injunction, decision, directive or decree preventing the consummation of the Offer, and no law shall have been enacted or deemed applicable to the Offer (or still be in effect) by any governmental body that prohibits or makes illegal the consummation of the Offer;

•
there shall be no instituted and pending litigation by any governmental body seeking any Non-Required Remedy (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Antitrust Laws”); and

•
the satisfaction or waiver by Ironwood of the other conditions and requirements of the Offer set forth in the Transaction Agreement and described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

The foregoing conditions are for the sole benefit of Ironwood and may be asserted by Ironwood regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions are in addition to, and not a limitation of, the right of Ironwood to extend, terminate or modify the Offer pursuant to the terms and conditions of the Transaction Agreement. All conditions (other than the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition) may be waived by Ironwood, in whole or in part at any applicable time and from time to time, in the sole discretion of Ironwood, in each case subject to the terms and conditions of the Transaction Agreement and the applicable legal requirements. The failure by Ironwood at any time prior to the Acceptance Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
Is the Offer subject to any financing condition?
No. The Offer is not subject to any financing condition.
Is there an agreement governing the Offer?
Yes. We and VectivBio have entered into the Transaction Agreement, dated as of May 21, 2023 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”). The Transaction Agreement provides, among other things, for the terms and conditions of the Offer. See Section 11 — “The Transaction Agreement; Other Agreements.”
Do you have the financial resources to pay for all Shares?
Yes. We estimate that we will need approximately $1,265,000,000 in cash to purchase all Shares pursuant to the Offer, to pay the Option Consideration, the RSU Consideration and the Warrant Consideration (each as defined below) and to pay related fees and expenses. We will have sufficient funds to make such payments. We expect to fund such payments from a combination of available cash and funds drawn through a new four-year, $500 million revolving credit facility as described below. We currently expect to repay amounts borrowed under the facility prior to its maturity. No alternative financing arrangements or alternative financing plans have been made. The Offer is not subject to any financing condition. See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender into the Offer?
No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the consummation of the Offer is not subject to any financing condition;

•
the Offer is being made for all Shares solely for cash;

•
if the Offer is consummated and provided that at such time we directly or indirectly have acquired or control at least 90% of the then outstanding Shares of VectivBio (excluding any Shares held by VectivBio or any of its subsidiaries), we intend to acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price, without interest, subject to any applicable withholding taxes); and

•
we have all of the financial resources, including committed financing and cash on hand, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the other transactions contemplated by the Transaction Agreement on the terms and subject to the conditions contemplated thereby.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Transaction Agreement; Other Agreements.”
How long do I have to decide whether to tender into the Offer?
You will be able to tender your Shares into the Offer until one minute after 11:59 p.m. Eastern Time on June 28, 2023, unless otherwise agreed to in writing by Ironwood and VectivBio (such date and time, the “Expiration Date”), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the terms of the Transaction Agreement, in which case the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by us, will expire, (ii) VectivBio has brought any action to enforce specifically the performance of the terms and provisions of the Transaction Agreement by us in accordance with the terms of the Transaction Agreement, in which case the term “Expiration Date” will mean the latest date and time at which such action remains pending or at such other date and time established by the court presiding over such action, or (iii) the Transaction Agreement has been earlier terminated. If we extend the Offer, we will inform Computershare Trust Company, N.A., our depositary for the Offer (the “Depositary”) of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.
If you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by the Depositary within two trading days of the Nasdaq Stock Market (“Nasdaq”). Please give your broker, dealer, commercial bank, trust company or other nominee sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?
Yes, the Offer can be extended. In some cases, we may be required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Transaction Agreement pursuant to its terms, and (y) on the first date immediately following October 31, 2023 (the “Outside Date”).
Pursuant to the Transaction Agreement:
•
we may extend the Offer on one or more occasions, in our discretion, for an additional period of up to ten (10) business days per extension, only if, as of the then-scheduled Expiration Date, any Offer Condition has not been satisfied or waived, to permit such Offer Condition to be satisfied;

•
we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the Nasdaq applicable to the Offer; and

•
the Expiration Date will be extended if, at the then-scheduled expiration time of the Offer, VectivBio brings or shall have brought any action in accordance with the terms of the Transaction Agreement to enforce specifically the performance of the terms and provisions thereof by us, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be.

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.” Each of the time periods described above is calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act.
How will I be notified if the time period during which I can tender my Shares into the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

v

How do I tender my Shares into the Offer?
If you wish to accept the Offer, this is what you must do:
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If you are a registered holder (i.e., you hold Shares directly in your name in book-entry form in an account with VectivBio’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions contained in the Letter of Transmittal and send it, together with any required documents, to the Depositary. These materials must reach the Depositary before the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to Ironwood pursuant to the Offer.

•
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may extend the time you have to deliver such items by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

Until what time may I withdraw previously tendered Shares?
To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary at any time prior to one minute after 11:59 p.m., Eastern Time, on the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may also be withdrawn at any time after July 30, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date we have accepted for payment the Shares validly tendered in the Offer. See Section 4 — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
If I do not tender my Shares prior to the Expiration Date, will I have another opportunity to tender my Shares into the Offer?
No. At the completion of the Offer, including any extension thereof, and subject to the satisfaction of the conditions set forth in the Transaction Agreement, Ironwood will accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer. Pursuant to the Transaction Agreement, following the initial Expiration Date, Ironwood may elect to extend the Offer in accordance with U.S. tender offer rules and other applicable law. However, there is no guarantee that Ironwood will extend the Offer. Therefore, shareholders of VectivBio who wish to tender their Shares into the Offer and receive the Offer Price must tender their Shares prior to the Expiration Date. Following the completion of the Offer, any remaining, non-tendering VectivBio shareholder will be a minority shareholder of VectivBio. See “If I decide not to tender my Shares in the Offer, what will happen to my Shares?” below.
Upon the successful consummation of the Offer, will Shares continue to be publicly traded?
Following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Ironwood intends to delist the Shares from Nasdaq. Following delisting of the Shares from

Nasdaq and provided that the criteria for deregistration are met, Ironwood intends to cause VectivBio to make a filing with the SEC requesting that VectivBio’s reporting obligations under the Exchange Act be terminated. Deregistration would substantially reduce the information required to be furnished by VectivBio to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to VectivBio.
If I decide not to tender my Shares into the Offer, what will happen to my Shares?
If you decide not to tender your Shares into the Offer, you will continue to own your Shares in their current form. However, if the Offer is completed, the amount of publicly held Shares may be so few that there may no longer be an active trading market for Shares. The absence of an active trading market, and corresponding lack of analyst coverage, could reduce the liquidity and, consequently, the market value of your Shares.
In the event that the Acceptance Time occurs and the number of Shares validly tendered and not validly withdrawn pursuant to the Offer, together with any Shares then directly or indirectly owned by Ironwood, represents less than 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood may not be able to acquire 100% (or at least 90%) of all outstanding Shares and/or complete the Merger in a timely manner, or at all. Accordingly, non-tendering shareholders of VectivBio may not receive any consideration for such Shares, and the liquidity and value of any Shares that remain outstanding could be negatively affected. Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering shareholder of VectivBio will be a minority shareholder of VectivBio with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.
If the Offer is consummated and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), we intend that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price. See Section 13 — “Certain Effects of the Offer” and Section 18 — “Appraisal Rights.” Upon completion of the Merger, VectivBio will cease to exist and all Shares will be cancelled.
If the Offer is not consummated, will Ironwood nevertheless consummate the Merger?
No. Neither us or VectivBio is under any obligation to pursue or consummate the Merger if the Acceptance Time has not occurred and the Offer has not been earlier consummated.
Will there be a subsequent offering period?
Pursuant to the Transaction Agreement, we expressly reserve the right to provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. See Section 1 — “Terms of the Offer.”
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available to the holders of Shares in connection with the Offer. See Section 18 — “Appraisal Rights.”
What was the market value of my Shares on recent dates?
On May 19, 2023, the last full trading day prior to the day on which we announced that we entered into the Transaction Agreement, the last sale price of the Shares reported on Nasdaq was $11.90 per Share.

On May 30, 2023, the last Nasdaq trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $16.35 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer described in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to receive promptly an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price in cash, without interest, subject to any applicable withholding taxes. We will pay for your validly tendered and not validly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, for the purpose of receiving payments from us and transmitting such payments to you. See Section 2 — “Acceptance for Payment and Payment for Shares.” In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares at The Depository Trust Company (“DTC”), an Agent’s Message (as defined below) in lieu of such Letter of Transmittal and delivery of Shares into the Depositary’s account at DTC, and (ii) any other required documents for such Shares, as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Transaction Agreement provides that from the date thereof to the Acceptance Time, without the prior written consent of Ironwood, VectivBio will not declare, set aside or pay any dividends on or make any other distribution in respect of any Shares or other equity interests.
Have any of VectivBio’s shareholders agreed to tender their Shares?
Yes. Concurrently with the execution of the Transaction Agreement, and as a condition to the willingness of Ironwood to enter into the Transaction Agreement, certain significant shareholders, executive officers and members of the VectivBio Board, who collectively owned approximately 28.6% of the outstanding Shares as of May 17, 2023, entered into tender and support agreements (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which, among other matters, such shareholders have agreed to tender their Shares (including the Company Restricted Shares) into the Offer and if necessary, to take (and refrain from taking) certain other actions in connection with the transactions contemplated thereby, including supporting any actions necessary to consummate the Offer and the other transactions contemplated by the Transaction Agreement. See Section 11 — “The Transaction Agreement; Other Agreements — Other Agreements — Support Agreement.”
What will happen to the Company Equity Awards and Company Warrants in the Offer?
Stock options to purchase Shares (“Company Stock Options”), restricted share units corresponding to Shares that vest based solely on the passage of time (“Company RSU Awards”) and warrants to purchase Shares pursuant to applicable warrant agreements with VectivBio (“Company Warrants”) are not included in or part of the Offer. However, pursuant to the Transaction Agreement:
•
at the Acceptance Time, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Acceptance Time will be cancelled and, in exchange therefor, Ironwood will pay to each former holder of any such cancelled Company Stock Option promptly following the Acceptance Time an amount in cash (without interest, and subject to deduction for any applicable withholding taxes and social security contributions) equal to the product, rounded down to the nearest cent, of (i) the excess, if any, of the Offer Price over the exercise price per Share of such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option (the “Option Consideration”); provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option will be automatically cancelled for no consideration and will have no further force or effect;

•
at the Acceptance Time, each Company RSU Award that is outstanding immediately prior to the Acceptance Time will automatically become fully vested and will be cancelled and, in exchange therefor, Ironwood will pay to each former holder of any such cancelled Company RSU Award an amount in cash (without interest, and subject to deduction for any applicable withholding taxes and social security contributions) equal to the product, rounded down to the nearest cent, of (i) the Offer Price and (ii) the number of Shares subject to such Company RSU Award as of immediately prior to the Acceptance Time (the “RSU Consideration”) promptly after the Acceptance Time; and

•
at the Acceptance Time, each Company Warrant that is outstanding immediately prior to the Acceptance Time will be cancelled and, in exchange therefor, Ironwood will pay to each former holder of any such cancelled Company Warrant an amount in cash (without interest, and subject to deduction for any applicable withholding taxes) equal (x) the product, rounded down to the nearest cent, of (i) the Offer Price and (ii) the number of Shares subject to such Company Warrant as of immediately prior to the Acceptance Time minus (y) the aggregate exercise price of all of the Shares subject to the Company Warrants (the “Warrant Consideration”) promptly after the Acceptance Time and simultaneously with payment of the Offer Price.

In addition, the VectivBio Board will take all actions necessary to provide that, subject to the occurrence of the Acceptance Time, each Share subject to a repurchase option of VectivBio (each, a “Company Restricted Share”) that is outstanding immediately prior to the Acceptance Time (i) will automatically become fully vested in accordance with the terms of the applicable restricted share purchase agreements between VectivBio and holders of such Company Restricted Shares, (ii) will be treated as fully vested five (5) business days prior to the Acceptance Time by lifting any applicable transfer restrictions and removing any restrictive legends only for purposes of enabling each holder of Company Restricted Shares to tender such Company Restricted Shares in the Offer, (iii) will be subject to an obligation of such holder to tender (and not withdraw) in the Offer, and (iv) unless otherwise required by law, will be treated the same as all other Shares in accordance with the terms and conditions of the Offer (including prompt payment without any escrow mechanics, and further including subject to deduction for any applicable withholding taxes).
Promptly following the Acceptance Time, Ironwood will cause the Depositary to pay VectivBio an amount equal to all payments required to be made to former holders of Company Stock Options and Company RSU Awards pursuant to the foregoing (without yet giving effect to the withholding rights set forth in the Transaction Agreement). Subject to withholding rights set forth in the Transaction Agreement, Ironwood will cause VectivBio to make all payments to former holders of Company Stock Options and Company RSU Awards required under the foregoing as promptly as practicable following the Acceptance Time and all such payments (other than with respect to any consultant or independent contractor) will be paid through the payroll system or payroll provided of VectivBio or its applicable affiliate.
Prior to the Acceptance Time, Ironwood and VectivBio will use their commercially reasonable efforts to agree on the calculation of cash amounts of all of the Offer Price, Option Consideration, RSU Consideration and Warrant Consideration in accordance with the terms of the Transaction Agreement, including as it relates to any applicable withholding amounts. VectivBio agrees to make the relevant calculations and related back-up available to Ironwood, as reasonably requested by Ironwood and as required for compliance with the Transaction Agreement. Notwithstanding the foregoing, nothing in this paragraph will limit any person’s (including Ironwood’s or the Depositary’s) withholding rights under the Transaction Agreement with respect to the cash amounts deposited pursuant to this paragraph.
See Section 11 — “The Transaction Agreements — Transaction Agreement — Company Equity Awards and Company Warrants.”
What are the U.S. federal income tax consequences of the Offer and the Merger, as applicable, to United States Holders?
The receipt of cash by United States Holders (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), in exchange for Shares pursuant to the Offer or the Merger, as applicable, will generally be a taxable transaction for U.S. federal income tax purposes. In general, and subject to the “passive foreign investment company” rules discussed in Section 5 — “Material

U.S. Federal Income Tax Consequences of the Offer and the Merger — Passive Foreign Investment Company Rules”, United States Holders will recognize gain or loss in an amount equal to the difference, if any, between their adjusted tax basis in the Shares tendered into the Offer or exchanged in the Merger and the amount of cash received for such Shares (determined before deduction of any applicable withholding taxes). See Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of the material U.S. federal income tax consequences to United States Holders of tendering or exchanging Shares pursuant to the Offer or the Merger, as applicable.
To whom should I talk if I have additional questions about the Offer?
You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 750-0537. See the back cover of this Offer to Purchase.

x

To the Holders of Registered Ordinary Shares of VectivBio Holding AG:
INTRODUCTION
We, Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Ironwood”), are offering to purchase all of the outstanding registered ordinary shares, nominal value of CHF 0.05 per share (the “Shares”), of VectivBio Holding AG (“VectivBio” or the “Company”), a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland, at a price per Share of $17.00 net to the shareholders of VectivBio in cash (the “Offer Price”), without interest, and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” We are making the Offer pursuant to a Transaction Agreement, dated as of May 21, 2023, by and between Ironwood and VectivBio (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”).
The Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on June 28, 2023, unless otherwise agreed to in writing by Ironwood and VectivBio (such date and time, the “Expiration Date”), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the Transaction Agreement, in which case the term “Expiration Date” means the latest date and time at which the Offer, as so extended by us, will expire (provided, however, our obligation to extend the Offer is limited as discussed in Section 1 — “Terms of the Offer” and Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Expiration and Extension of the Offer”) or (ii) the Transaction Agreement has been earlier terminated. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.
If you are an owner of Shares and you tender such Shares directly to Computershare Trust Company, N.A. (the “Depositary”) in accordance with the terms of this Offer, you will not be charged brokerage fees or commissions on the sale of Shares pursuant to the Offer.
Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the United States Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or the applicable IRS Form W-8, if the tendering shareholder or other payee is a Not a United States Holder) may be subject to U.S. federal backup withholding on the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding.” All tendering shareholders or other payees are urged to consult their tax advisors regarding the application of U.S. federal backup withholding.
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult with such nominee to determine if you will be charged any service fees or commissions.
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two Nasdaq Stock Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
In the event that the Acceptance Time occurs and the number of Shares validly tendered (and not validly withdrawn) pursuant to the Offer, together with any Shares then directly or indirectly owned by Ironwood, represents less than 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood may not be able to acquire 100% (or at least 90%) of all outstanding Shares and/or complete the Merger in a timely manner, or at all. Accordingly, non-tendering shareholders of

VectivBio may not receive any consideration for such Shares, and the liquidity and value of any Shares that remain outstanding could be negatively affected. Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering shareholders of VectivBio will be a minority shareholder of VectivBio with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets. In addition, following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Ironwood intends to delist the Shares from Nasdaq. Following delisting of the Shares from Nasdaq and provided that the criteria for deregistration are met, Ironwood intends to cause VectivBio to make a filing with the United States Securities and Exchange Commission (“SEC”) requesting that VectivBio’s reporting obligations under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) be terminated. Deregistration would substantially reduce the information required to be furnished by VectivBio to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to VectivBio. In addition, the amount of publicly held Shares may be so few that there may no longer be an active trading market for Shares. The absence of an active trading market, and corresponding lack of analyst coverage, could reduce the liquidity and, consequently, the market value of your Shares.
Following the completion of the Offer and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood intends that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Ironwood Pharmaceuticals GmbH, a limited liability company organized under the laws of Switzerland and a subsidiary of Ironwood (“Merger Sub”) and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Shares held in the treasury of VectivBio or any of its subsidiaries immediately prior to the Acceptance Time (as defined below) (such Shares, the “Excluded Shares”)) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price (the “Merger”). The “Acceptance Time” is the time of the acceptance for payment for all Shares validly tendered and not validly withdrawn pursuant to the Offer subject to the terms and conditions of the Transaction Agreement, including the satisfaction or waiver of all of the Offer Conditions.
The Board of Directors of VectivBio (“VectivBio Board”) has unanimously:
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determined that the terms of the Transaction Agreement, the Offer and the transactions contemplated thereby are fair to, and to the benefit of and in the best interests of, VectivBio and its shareholders;

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declared it advisable to enter into the Transaction Agreement and any future agreements implementing the provisions of the Transaction Agreement and to effect the Articles Amendment (as defined in Section 11 — The Transaction Agreement and Other Agreements; The Transaction Agreement — Covenants — Preparation of Shareholder Approval Invitation; Shareholder Meeting) and the conditional election to the VectivBio Board and the Compensation Committee thereof by VectivBio’s shareholders of the individuals designated by Ironwood pursuant to the Transaction Agreement (in each case subject to the occurrence of, and effective as of, the Acceptance Time) (the “Board Modification”), and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the Nasdaq Rules, the Delisting (as defined in Section 11 — The Transaction Agreement and Other Agreements; The Transaction Agreement — Covenants — Stock Exchange Delisting; Deregistration);

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approved the execution, delivery and performance by VectivBio of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Offer; and

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resolved and agreed to recommend that VectivBio’s shareholders approve the Articles Amendment, the Board Modification, and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the Nasdaq Rules, the Delisting, and accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).

A more complete description of the reasons of the VectivBio Board for authorizing and approving the Transaction Agreement and the transactions contemplated thereby, including the Offer, is set forth in the Schedule 14D-9 that is being filed by VectivBio with the SEC and mailed to VectivBio’s shareholders with this Offer to Purchase. Shareholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.
The Offer is not subject to us receiving financing or any other financing condition. The Offer is conditioned upon:
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prior to the expiration of the Offer, there being validly tendered (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, represent at least one Share more than 80% of the number of the Shares issued and outstanding as of the expiration of the Offer (excluding any Shares held by VectivBio or any of its subsidiaries) (the “Minimum Condition”);

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prior to the expiration of the Offer, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been terminated (the “Antitrust Condition”);

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prior to the expiration of the Offer, the shareholders of VectivBio having approved the Articles Amendment and the Board Modification (each as defined below) (the “Shareholder Approval Condition”);

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the Transaction Agreement not having been validly terminated in accordance with its terms (the “Termination Condition”);

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there not having been issued by any governmental body of competent jurisdiction and remaining in effect any order, injunction, decision, directive or decree preventing the consummation of the Offer, and no law having been enacted or deemed applicable to the Offer (or still be in effect) by any governmental body that prohibits or makes illegal the consummation of the Offer;

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there being no instituted and pending litigation by any governmental body seeking any Non-Required Remedy (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Antitrust Laws”); and

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the satisfaction or waiver by us of the other conditions and requirements of the Offer set forth in the Transaction Agreement and described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

According to VectivBio, the share capital of VectivBio consists of 67,391,790 Shares with a par value of CHF 0.05 per share and, as of the close of business on May 17, 2023 (“Measurement Date”): (i) VectivBio holds in treasury 4,585,752 Shares, (ii) the authorized share capital of VectivBio amounts to 3,144,360 Shares with a par value of CHF 0.05 each, (iii) the conditional share capital of VectivBio consists of (A) 10,826,640 Shares with a par value of CHF 0.05 to be issued in connection with VectivBio’s equity plans, and (B) 9,017,720 Shares with a par value of CHF 0.05 to be issued in connection with certain outstanding financial instruments of VectivBio, including 9,017,720 Shares reserved for issuance pursuant to the Company Warrants and the existing credit agreements of VectivBio, and (iv) 284,430 Company Restricted Shares are outstanding. As of the Measurement Date, 8,342,954 Company Stock Options to purchase 8,342,954 Shares and 536,534 Company RSU Awards representing the right to receive 536,534 Shares are outstanding under VectivBio’s equity plans.
Assuming (x) no other Shares were or are issued after the Measurement Date and (y) no Company Stock Options, Company RSU Awards, Company Warrants or other awards consisting of Shares or purchase rights have been exercised, converted or settled after the Measurement Date, the Minimum Condition would be satisfied if at least 50,244,831 Shares are validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date) and not validly withdrawn prior to the Expiration Date.

Concurrently with the execution of the Transaction Agreement, and as a condition to the willingness of Ironwood to enter into the Transaction Agreement, certain significant shareholders, executive officers and members of the VectivBio Board, who collectively owned approximately 28.6% of the outstanding Shares as of May 17, 2023, entered into tender and support agreements (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which, among other matters, such shareholders have agreed to tender their Shares into the Offer (including the Company Restricted Shares) and if necessary, to take (and refrain from taking) certain other actions in connection with the transactions contemplated thereby, including supporting any actions necessary to consummate the Offer and the other transactions contemplated by the Transaction Agreement. See Section 11 — “The Transaction Agreement; Other Agreements — Other Agreements — Support Agreements.”
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if following the completion of the Offer, Ironwood has acquired or controls, directly or indirectly, at least 90% of all outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price, without interest and subject to any applicable withholding taxes. In connection with the Merger, each of VectivBio’s remaining shareholders can exercise appraisal rights under article 105 of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003 (the “Swiss Merger Act”) by filing a suit against the surviving company with the competent Swiss court at the registered office of the surviving company or of VectivBio. The suit must be filed within two months after the Merger resolution has been published in the Swiss Official Gazette of Commerce. VectivBio’s shareholders who tender all of their Shares in the Offer, and who do not acquire Shares thereafter, will not be able to file a suit to exercise appraisal rights. If such a suit is filed by a non-tendering shareholder of VectivBio, the court will determine whether the Merger consideration was inadequate and the amount of compensation due to the relevant shareholder of VectivBio, and such court’s determination will benefit all remaining shareholders of VectivBio who neither tendered their Shares in the Offer nor sold them otherwise prior to the effectiveness of the Merger. The filing of an appraisal suit will not prevent completion of the Merger.
See Section 18 — “Appraisal Rights.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND SHAREHOLDERS OF VECTIVBIO SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”
The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Condition, the Antitrust Condition, the Shareholder Approval Condition, the Termination Condition and the other conditions set forth in the Transaction Agreement (“Offer Conditions”) described in Section 15 — “Conditions to the Offer.”
We expressly reserve the right, to the extent permitted by the applicable legal requirements, (i) to increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition), and (iii) modify any of the other terms and conditions of the Offer not inconsistent with the terms of the Transaction Agreement; except that, without the consent of VectivBio, we will not (A) reduce the Offer Price, (B) change the form of consideration payable in the Offer (other than by adding consideration), (C) reduce the number of Shares sought in the Offer, (D) add to the Offer Conditions described in Section 15 — “Conditions to the Offer,” (E) amend, modify or waive the Offer Conditions in a manner that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair Ironwood’s ability to consummate the Offer, (F) change or waive the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Transaction Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).
Following the completion of the Offer and provided that Ironwood has acquired or controls, directly or indirectly, at least 90% of all outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price, without interest and subject to any applicable withholding taxes.
Pursuant to the Transaction Agreement:
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we may extend the Offer on one or more occasions, in our discretion, for an additional period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, any Offer Condition has not been satisfied or waived, to permit such Offer Condition to be satisfied;

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we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the Nasdaq applicable to the Offer; and

•
the Expiration Date will be extended if, at the then-scheduled expiration time of the Offer, VectivBio brings or shall have brought any action in accordance with the terms of the Transaction Agreement to enforce specifically the performance of the terms and provisions thereof by us, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be.

Our obligation to extend the Offer is further limited as set forth below in this Section 1 and in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Expiration and Extension of the Offer.”
For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
If we extend the Offer, delay our acceptance for payment of Shares, delay payment after the consummation of the Offer or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay promptly the consideration offered or return the securities deposited by or on behalf of shareholders after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten (10) business days may be required to allow for adequate dissemination to shareholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Transaction Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day. Each of the time periods described in this paragraph is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.
If, prior to the Expiration Date, we increase the consideration being paid for Shares, such altered consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as soon as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
VectivBio has provided us with VectivBio’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on VectivBio’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer, as described in Section 15 — “Conditions to the Offer,” we will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date upon which the conditions pursuant to the Transaction Agreement are satisfied or waived. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for how to validly tender Shares.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•
For Shares held in book-entry form at The Depository Trust Company (the “DTC” or “Book-Entry Transfer Facility”), confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at the DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

•
A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined below) in lieu of such Letter of Transmittal; and

•
Any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, for the purpose of receiving payments from us and transmitting such payments to tendering shareholders of record whose Shares have been accepted for payment. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.
If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e‑1(c) under the Exchange Act.
Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and VectivBio.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility are submitted evidencing more Shares than are tendered, pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, such unpurchased or untendered Shares will be credited to an account maintained at the Book-Entry Transfer Facility, in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign the right to purchase all or any Shares tendered pursuant to the Offer in whole or from time to time in part to one or more affiliates, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not validly withdrawn pursuant to the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.   No alternative, conditional or contingent tenders will be accepted. In order for a VectivBio shareholder to validly tender Shares pursuant to the Offer, the shareholder must follow one of the following procedures:
•
If you are a holder and you hold Shares directly in your name in book-entry form in an account with VectivBio’s transfer agent, Computershare Trust Company, N.A., a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. If you hold your Shares in book-entry at the DTC, you are not obligated to submit a Letter of Transmittal, but you must (1) submit an Agent’s Message (as defined below) and (2) deliver your Shares according to the DTC book-entry transfer procedures described below under “DTC Book-Entry Transfer” before the Expiration Date;

•
If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered; or

•
For Shares tendered by a Notice of Guaranteed Delivery, the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the consummation of the Offer occurs, we will acquire good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Ironwood, upon the terms and subject to the conditions to the Offer.
DTC Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at the DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) and any other required documents (for example, in certain circumstances, a completed IRS Form W-9) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Required documents must be transmitted to and received by the Depositary as set forth above. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Agent’s Message.   The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a shareholder desires to tender Shares pursuant to the Offer and such shareholder cannot deliver all required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•
a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, a Book-Entry Confirmation evidencing all tendered Shares, in proper form for transfer, in each case together with either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and VectivBio.
Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) if applicable, a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion in a manner consistent with the Transaction Agreement.
Appointment as Proxy.   By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering shareholder will irrevocably appoint our designees, and each of them, as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of VectivBio’s shareholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the consummation of the Offer, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of VectivBio’s shareholders.
U.S. Federal Backup Withholding.   Under the U.S. federal backup withholding rules, a portion of the gross proceeds payable to a tendering United States Holder (as defined below) or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the United States Holder or other payee provides his, her or its correct taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such United States Holder or other payee is otherwise exempt from backup withholding and establishes such exemption in a manner satisfactory to the Depositary. Therefore, each tendering United States Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an exemption exists and is established in a manner satisfactory to the Depositary. To avoid U.S. federal backup withholding, any tendering shareholder or other payee that is not a United States Holder must submit an IRS Form W-8BEN or W-8BEN-E certifying that it is not a United States person, or otherwise establish an exemption in a manner satisfactory to the Depositary. IRS Forms W-8 can be obtained from the Depositary or the United States Internal Revenue Service’s website at www.irs.gov.
ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR AN APPLICABLE IRS FORM W-8) MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING OF A PORTION OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. ALL TENDERING SHAREHOLDERS OR OTHER PAYEES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL BACKUP WITHHOLDING.
4.
Withdrawal Rights.

Except as otherwise described in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time on or before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after July 30, 2023, which is the 60th day after the date of the Offer, unless prior to that date we have accepted for payment the Shares tendered in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedures Accepting the Offer and Tendering Shares” at any time on or before the Expiration Date.
We will resolve all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal. We reserve the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent, VectivBio or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.
Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to United States Holders (as defined below) whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash pursuant to the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date of the Transaction Agreement, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger and does not address any U.S. federal income tax consequences to persons that are not United States Holders.

This discussion applies only to United States Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address consequences relevant to United States Holders subject to special rules, including: holders who hold Shares received pursuant to the exercise of employee stock options or otherwise as compensation, persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders who are pass-through entities for U.S. federal income tax purposes or investors in such pass-through entities, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax exempt organizations, U.S. expatriates or entities subject to the U.S. anti-inversion rules, persons that actually or constructively own 10% or more (by vote or value) of the outstanding Shares, or United States Holders whose functional currency is not the U.S. dollar. This discussion does not address (i) any aspect of the alternative minimum tax, (ii) the Medicare contribution tax on net investment income, (iii) the U.S. federal gift or estate tax, or state, local or non-U.S. taxation, (iv) the tax consequences to holders of Shares who exercise appraisal rights under the Swiss Merger Act in connection with the Merger, or (v) the tax consequences to holders of options to purchase Shares or similar rights to purchase Shares.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering Shares pursuant to the Offer or the Merger.
HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

General.   Subject to the discussion below under “Passive Foreign Investment Company Rules,” the receipt of cash for Shares pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference, if any, between such United States Holder’s adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor (determined before deduction of any applicable withholding taxes). A United States Holder’s adjusted tax basis will generally equal the price the United States Holder paid for such Shares, reduced by any distributions treated as a return of capital. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by certain non-corporate United States

Holders, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any gain or loss recognized will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.
Passive Foreign Investment Company Rules.   The consequences to United States Holders set forth above may be different if VectivBio is a “passive foreign investment company” or “PFIC.” In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income”, or (2) at least 50% of the value of its assets, determined on the basis of a quarterly average, are assets that produce passive income or are held for the production of passive income. Passive income generally includes, among other things, dividends, interest, certain royalties and rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
VectivBio’s status as a PFIC will depend on the nature and composition of its income, and the nature, composition and value of its assets from time to time. VectivBio does not believe it was a PFIC for its taxable year ended December 31, 2022 and the remainder of this discussion assumes VectivBio was not a PFIC for such taxable year or any prior taxable year. However, because VectivBio may hold a substantial amount of cash and cash equivalents, and because the calculation of the value of VectivBio’s assets may be based in part on the value of the Shares prior to the Acceptance Time, which may fluctuate considerably, it may be a PFIC in its taxable year which includes the Acceptance Time. Moreover, VectivBio’s status as a PFIC for the taxable year which includes the Acceptance Time may be impacted by certain U.S. federal income tax elections we may make with respect to VectivBio and its subsidiaries pursuant to which VectivBio and its subsidiaries would be treated as selling their assets and generating any corresponding income on the last day of their respective taxable years which include the Acceptance Time. Under the Transaction Agreement we have agreed to, promptly following the end of the taxable year of VectivBio which includes the Acceptance Time, make due inquiry with our U.S. tax advisors regarding the status of VectivBio as a PFIC for such taxable year. Even if we and our U.S. tax advisors determine that VectivBio was not a PFIC for its taxable year which includes the Acceptance Time, there can be no assurance that the IRS will agree with such conclusion or that the IRS would not successfully challenge such position.
If VectivBio becomes a PFIC in its taxable year which includes the Acceptance Time, a United States Holder could be subject to additional taxes and interest charges under the “PFIC excess distribution regime” in connection with the receipt of cash for Shares pursuant to the Offer or the Merger. Under the PFIC excess distribution regime, the tax on any gain recognized would be determined by allocating the gain ratably over the United States Holder’s holding period for the Shares. The amount allocated to the current taxable year (i.e., the year including the Acceptance Time) and any year prior to the first taxable year in which VectivBio is a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.
If VectivBio becomes a PFIC in its taxable year which includes the Acceptance Time, United States Holders could avoid taxation under the PFIC excess distribution regime if the United States Holders make a valid qualified electing fund, or “QEF” election. A United States Holder that makes a QEF election with respect to the Shares would generally be required to include in income for such taxable year (i.e., the taxable year which includes the Acceptance Time) the United States Holder’s pro rata share of VectivBio’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains). A United States Holder’s adjusted tax basis in its Shares would be increased by the amount of income inclusions under the QEF rules.
A United States Holder that is eligible to make a QEF election with respect to its Shares generally may do so by providing the appropriate information to the IRS in the United States Holder’s timely filed tax return for the year in which the election becomes effective. A United States Holder may only make a QEF election with respect to its Shares if VectivBio provides United States Holders with a PFIC Annual Information Statement (as described in Treasury Regulation Section 1.1295-1(g)(1)) in accordance with applicable U.S. Treasury regulations. We have agreed under the Transaction Agreement to use commercially reasonable efforts to provide PFIC Annual Information Statements with respect to VectivBio to United States Holders if we and our U.S. tax advisors determine VectivBio is a PFIC for its taxable year including the Acceptance Time. However, there can be no assurance that we will timely provide PFIC Annual Information Statements with respect to VectivBio to United States Holders.
If VectivBio is a PFIC for its taxable year which includes the Acceptance Time and any of VectivBio’s subsidiaries is also a PFIC (i.e., a “Lower-tier PFIC”), United States Holders would be treated as owning a proportionate amount (by value) of the shares of the Lower-tier PFIC and would be subject to U.S. federal income tax under the PFIC excess distribution regime on gain from the disposition of shares of the Lower-tier PFIC even though the United States Holders would not receive the proceeds of those dispositions. The Merger would generally count as a disposition for this purpose. Each United States Holder is urged to consult their tax advisors regarding the application of the Lower-tier PFIC rules.
The U.S. federal income tax rules relating to PFICs, including certain PFIC reporting requirements not discussed herein, are very complex. All United States Holders are strongly urged to consult their tax advisors with respect to the PFIC rules and the consequences to them in the event we or are U.S. tax advisors determine VectivBio is a PFIC for its taxable year which includes the Acceptance Time, the availability of a QEF election with respect to the Shares and any applicable information reporting requirements.
Information Reporting and Backup Withholding.   Payments made to United States Holders in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding” of this Offer to Purchase. Backup withholding will apply to a United States Holder unless such United States Holder provides his, her or its correct taxpayer identification number to the Depositary on IRS Form W-9, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such United States Holder is otherwise exempt from backup withholding and establishes such exemption in a manner satisfactory to the Depositary or other payor.
Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS. Each United States Holder should consult with his, her or its tax advisor as to his, her or its qualification for exemption from backup withholding and the procedure for obtaining such exemption.
6.
Price Range of Shares; Dividends.

The Shares are listed and principally traded on Nasdaq under the symbol “VECT.” The Shares have been listed on Nasdaq since April 9, 2021. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq based on published financial sources:
	High	Low
Current Fiscal Year
Second Quarter (through May 30, 2023)	$16.50	$8.29
First Quarter, ended March 31, 2023	$9.15	$7.34
Fiscal Year Ending December 31, 2022	$8.98	$4.20
Fourth Quarter, ended December 31, 2022	$8.98	$6.43
Third Quarter, ended September 30, 2022	$6.07	$4.70
Second Quarter, ended June 30, 2022	$6.55	$4.20
First Quarter, ended March 31, 2022	$5.80	$4.60
Fiscal Year Ending December 31, 2021	$24.23	$2.83

	High	Low
Fourth Quarter, ended December 31, 2021	$7.26	$2.83
Third Quarter, ended September 30, 2021	$11.54	$6.70
Second Quarter (starting from April 9, 2021), ended June 30, 2021	$24.23	$11.66
On May 19, 2023, the last full trading day prior to the day on which we announced that we entered into the Transaction Agreement, the last sale price of the Shares reported on Nasdaq was $11.90 per Share. On May 30, 2023, the last Nasdaq trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $16.35 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.
VectivBio has never declared or paid cash dividends with respect to the Shares. Under the terms of the Transaction Agreement, VectivBio will not declare or pay any dividend in respect of the Shares. See Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Operation of VectivBio’s Business Pending the Merger.”
7.
Certain Information Concerning VectivBio.

Except as otherwise set forth in this Offer to Purchase, the information concerning VectivBio contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and is qualified in its entirety by reference thereto. You should consider the summary information set forth below in conjunction with the more comprehensive financial and other information set forth in VectivBio’s public filings with the SEC (which may be obtained and inspected as described below) and other publicly available information.
General.   VectivBio is a Swiss stock corporation incorporated on May 22, 2019, in Switzerland. Its registered office is at Aeschenvorstadt 36, 4051 Basel, Switzerland. VectivBio is subject to provisions of the articles of association and to article 620 et seq. of the Swiss Code of Obligations, which describes the legal requirements for corporations.
VectivBio, and its four wholly owned subsidiaries, VectivBio AG, Basel (Switzerland), VectivBio Comet AG, Basel (Switzerland), GlyPharma Therapeutic Inc., Montreal (Canada), and VectivBio Inc. (USA) (collectively, the “VectivBio Group”), is a global biotechnology group committed to making a difference in the lives of patients living with serious rare conditions. On July 4, 2022, VectivBio merged a fifth wholly owned subsidiary, Comet Therapeutics, Inc., into VectivBio Comet AG. The VectivBio Group’s mission is to use scientific innovation to target the biological root causes of serious rare conditions to achieve disease modification. The VectivBio Group’s lead program, Apraglutide, is a next-generation glucagon-like peptide-2 analog for the treatment of short bowel syndrome with intestinal failure and for the treatment of patients with gastrointestinal symptoms of acute graft versus host disease. The VectivBio Group’s pipeline also includes a platform of first-in-class preclinical small molecule assets known as Comet for the treatment of rare inherited metabolic diseases.
The telephone number of VectivBio’s registered office is +41 615513030. VectivBio has approximately 45 full-time employees as of May 21, 2023.
Available Information.   VectivBio files annual, current reports and other information with the SEC. VectivBio’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. VectivBio maintains a website at www.vectivbio.com. These website addresses are not intended to function as hyperlinks, and the information contained on VectivBio’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
VectivBio Financial Projections.
VectivBio’s management has prepared certain non-public, unaudited prospective financial projections (the “Projections”) which were provided to and discussed with the VectivBio Board in connection with its evaluation of the Offer. The Projections were provided to Centerview, which Centerview reviewed in connection with its evaluation of the fairness, from a financial point of view, to the holders of Shares (other than the Excluded Shares) of the consideration proposed to be paid to such holders pursuant to the Transaction Agreement. On May 21, 2023, Centerview rendered to the VectivBio Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the consideration proposed to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders. The full text of Centerview’s written opinion, dated May 21, 2023, which is attached as Annex I to the Schedule 14D-9, is being filed with the SEC on the date of this Offer to Purchase and mailed to VectivBio’s shareholders together with this Offer to Purchase. VectivBio’s shareholders are urged to, and should, carefully read the Schedule 14D-9.
8.
Certain Information Concerning Ironwood.

We are a publicly traded pharmaceutical company incorporated in Delaware. We are a gastrointestinal (“GI”) healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients. We are focused on the development and commercialization of innovative GI product opportunities in areas of significant unmet need, leveraging our demonstrated expertise and capabilities in GI diseases. We operate in one reportable business segment — human therapeutics.
Our principal executive offices and phone number at our principal executive offices are as set forth below:
100 Summer Street, Suite 2300
Boston, Massachusetts 02110
(617) 621-7722
Additional Information.   The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Ironwood is set forth in Annex A to this Offer to Purchase.
Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with VectivBio,” Section 11 — “The Transaction Agreement; Other Agreements” and Annex A): (i) neither we nor, after reasonable inquiry, to our knowledge, any of the persons listed in Annex A, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of VectivBio, (ii) neither we nor, after reasonable inquiry, to our knowledge, any of the persons listed in Annex A, has effected any transaction in the Shares or any other equity securities of VectivBio during the 60-calendar-day period preceding the date of this Offer to Purchase, (iii) neither we nor, to the best of our knowledge, any of the persons listed on Annex A, has any agreement, arrangement, understanding (whether or not legally enforceable) or relationship with any other person with respect to any securities of VectivBio (including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us, any of Ironwood’s other direct or indirect subsidiaries or, to the best of our knowledge, any of the persons listed on Annex A, on the one hand, and (A) VectivBio or any of its affiliates that are not natural persons, for which the aggregate value of the transactions is more than one percent of VectivBio’s consolidated revenue for the fiscal year when the transaction occurred or the past portion of the fiscal year for any transaction occurring in the current fiscal year or (B) any executive officer, director, or affiliate of VectivBio that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeds $60,000; (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between us, any of Ironwood’s other direct or indirect subsidiaries or, to the best of our knowledge, any of the persons listed on Annex A, on the one hand, and VectivBio or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of VectivBio’s directors or a sale or other transfer of a material amount of assets of VectivBio; (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us or any of our executive officers, directors or affiliates, on the one hand, and VectivBio or any of its executive officers, directors or affiliates, on the other hand; (vii) during the five years prior to the date of this Offer to Purchase, neither we nor, to the best of our knowledge, any of the persons listed in Annex A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); and (viii) during the five years prior to the date of this Offer to Purchase, neither we nor, to the best of our knowledge, any of the persons listed in Annex A has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as may be amended or supplemented from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and this Offer to Purchase and other exhibits to the Schedule TO are available to the public on the internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Ironwood maintains a website at www.ironwoodpharma.com. These website addresses are not intended to function as hyperlinks, and the information contained on Ironwood’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
9.
Source and Amount of Funds.

We estimate that we will need approximately $1,265,000,000 in cash to purchase all Shares pursuant to the Offer, to pay the Option Consideration, RSU Consideration and Warrant Consideration (each as defined in Section — “The Transaction Agreements — Transaction Agreement — Company Equity Awards and Company Warrants”) and to pay related fees and expenses. We will have sufficient funds to make such payments. We expect to fund such payments from a combination of available cash and funds drawn through a new four-year, $500 million revolving credit facility as described below. No alternative financing arrangements or alternative financing plans have been made.
Debt Financing
Revolving Credit Facility
On May 21, 2023, we entered into a Credit Agreement (the “Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Citibank, N.A., Citizens Bank, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada and Wells Fargo Bank, National Association (collectively, the “Lenders”) agreed to provide a revolving credit facility in an aggregate principal amount of $500,000,000 (the “Revolving Credit Facility”). The Revolving Credit Facility will terminate on the earliest to occur of (i) May 21, 2027, (ii) the date that is 91 days prior to the stated maturity date of Ironwood’s existing convertible notes then outstanding, unless, in the case of clause (ii), Ironwood’s minimum liquidity equals or exceeds certain agreed levels or (iii) if the Offer is not consummated on or before the Outside Date, the fifth business day following the Outside Date. The Lenders’ obligation to fund the Revolving Credit Facility are subject to limited conditions including the consummation of the Offer simultaneously or substantially simultaneously with the initial borrowings under the Revolving Credit Facility and the payment of certain fees due to the Lenders. The Revolving Credit Facility will be freely prepayable without penalty and will contain customary affirmative and negative covenants, financial maintenance covenants and events of default. We currently expect to repay amounts borrowed under the Revolving Credit Facility prior to its maturity.
This summary is qualified in its entirety by reference to the Credit Agreement, which we have filed as Exhibit (b) to the Schedule TO.
10.
Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with VectivBio.

The following is a description of material contacts between and among representatives of Ironwood with representatives of VectivBio that resulted in the execution of the Transaction Agreement and the agreements related to the Offer. For a more detailed discussion of VectivBio’s activities relating to these contacts, please refer to the Schedule 14D-9 that is being filed by VectivBio with the SEC and mailed to shareholders of VectivBio with this Offer to Purchase.
Background of the Offer
The VectivBio Board and VectivBio’s senior management, with the assistance of outside advisors, have periodically reviewed and evaluated VectivBio’s long-term strategies and strategic opportunities to increase shareholder value, including partnerships, licensing transactions and other collaboration opportunities and financial alternatives in light of developments in the biopharmaceutical business, the areas in which VectivBio operates, the economy generally and financial markets. VectivBio also, from time to time, has engaged in business development and/or strategic discussions with various participants in the biopharmaceutical industry, including potential financings, licensing transactions, acquisitions, mergers and a sale of VectivBio.
The VectivBio Board and VectivBio’s senior management, with the assistance of its outside financial and legal advisors, frequently review VectivBio’s potential strategic and financial alternatives in light of developments in VectivBio’s business, in the sectors in which it competes, in the economy generally and in financial markets. These potential strategic and financial alternatives reviewed have included consideration of potential financings, licensing transactions, acquisitions, mergers, and a sale of VectivBio.
As part of these efforts, the VectivBio Board and VectivBio’s senior management have regularly met with other biotechnology and pharmaceutical companies regarding a variety of potential partnerships, joint ventures, licensing or other collaborations and other strategic transactions and have from time to time had high level discussions about entering into a potential strategic transaction.
On March 21, 2023, representatives of Ironwood’s management informed representatives of VectivBio’s management that Ironwood would be submitting an all-cash offer to acquire VectivBio for $14.00 per Share, without a financing condition.
On March 21, 2023, Ironwood submitted a non-binding proposal to acquire all of the outstanding Shares of VectivBio for $14.00 per Share in cash. The proposal contained no financing condition. On the same day, VectivBio engaged Cooley (UK) LLP (“Cooley”) as US legal counsel and Homburger AG (“Homburger”) as Swiss legal counsel. In connection with the receipt of the non-binding proposal, VectivBio engaged Centerview Partners LLC (“Centerview”) to act as financial advisor to VectivBio in connection with a potential transaction. VectivBio selected Centerview based on, among other considerations, Centerview’s reputation, experience and knowledge of the biopharmaceutical industry and experience with merger and acquisition transactions in that industry. VectivBio formally executed an engagement letter with Centerview on April 26, 2023.
On March 23, 2023, the VectivBio Board convened a videoconference with members of VectivBio’s senior management, Centerview, Cooley and Homburger in attendance. Centerview reviewed with the VectivBio Board the terms of the March 21st proposal. The VectivBio Board discussed the March 21st proposal and determined that it was not prepared to proceed on the terms of the proposal based on the VectivBio Board’s view of the future prospects of VectivBio on a stand-alone basis. Representatives of Cooley and Homburger led the VectivBio Board in a discussion of the VectivBio Board’s fiduciary duties under Swiss corporate law when evaluating a potential sale of VectivBio, including with respect to the March 21st proposal, and further discussed certain sale process considerations. The VectivBio Board then had a discussion regarding whether any other pharmaceutical and biotechnology companies might have interest in a potential strategic transaction with VectivBio, including weighing the potential benefits of outreach to other potential counterparties against the potential risks, including the risk of leaks inherent in such a process and the potential impact on VectivBio’s business of such leaks. As part of this discussion, the VectivBio Board considered prior interactions between VectivBio’s management and other industry participants. At the conclusion of this discussion, the VectivBio Board determined that outreach should include those parties that would be most likely to have interest in VectivBio, be able to move decisively, and have the ability to consummate a transaction of this size and nature, and directed Centerview to contact six other global pharmaceutical companies, Party A, Party B, Party C, Party D, Party E and Party F (together, “Parties A-F”) with respect to their potential interest in an acquisition of VectivBio. The VectivBio Board also authorized Centerview to inform Ironwood that the VectivBio Board was not prepared to proceed on the terms of the March 21st proposal, but that VectivBio would be willing to provide limited due diligence access to facilitate a potential increased price. On the same day, the VectivBio Board formed a transaction committee consisting of certain members of the VectivBio Board, including all of its independent directors (the “Transaction Committee”). The mandate of the Transaction Committee was to discuss the progress of the negotiations, discussion and diligence on an ongoing basis. The Transaction Committee was not empowered with any decision-making abilities.
Between March 24 and March 29, 2023, Centerview contacted Parties A-F. Party A was receptive to the outreach and scheduled a management presentation, while Parties B, C, D, E and F declined interest.
On March 27, 2023, a representative of VectivBio’s management informed a representative of Ironwood’s management by email that VectivBio had engaged Centerview and that Centerview would be reaching out to Ironwood. On the same day, Centerview informed Ironwood that the VectivBio Board was not prepared to proceed with Ironwood’s proposal to acquire VectivBio for $14.00 per share based on the VectivBio Board's view of the future prospects of VectivBio on a stand-alone basis, but that VectivBio would allow Ironwood to conduct limited due diligence to facilitate a potential increased price.
On March 29, 2023, VectivBio signed the Confidentiality Agreement (as defined in Section 11 — “The Transaction Agreement; Other Agreements”) with Ironwood. The Confidentiality Agreement included a customary standstill provision.
On March 29, 2023, Ironwood submitted a preliminary set of due diligence requests.
On April 6, 2023, VectivBio’s senior management gave a presentation to representatives from Ironwood via videoconference and the parties discussed the potential acquisition of VectivBio by Ironwood. Directly following the presentation, VectivBio granted Ironwood access to a virtual data room.
Between April 7 and May 20, 2023, VectivBio provided responses, documents and calls in response to Ironwood’s due diligence questions and requests.
On April 14, 2023, VectivBio signed a confidentiality agreement with Party A. The same day, VectivBio gave a presentation to representatives of Party A via videoconference.
On April 18, 2023, Party A indicated that it would not be pursuing a potential transaction.
On April 25, 2023, Ironwood submitted a revised proposal to acquire all of the Shares of VectivBio for $15.00 per Share in cash, plus one contingent value right per Share representing the right to receive a one-time cash payment of $2.00 per Share contingent upon receipt of FDA approval of Apraglutide by December 31, 2025. The proposal contained no financing condition.
On April 26, 2023, the VectivBio Board convened a meeting by videoconference with members of VectivBio’s senior management, and representatives of Centerview, Cooley and Homburger in attendance. At the meeting, VectivBio’s senior management and Centerview reported to the VectivBio Board on the status of the discussions with each of the parties including Ironwood, as well as the status of Ironwood’s due diligence and receipt of Ironwood’s revised proposal. Centerview and VectivBio’s management team led the VectivBio Board through a discussion of certain preliminary financial projections prepared by VectivBio’s management at the direction of the VectivBio Board, including the related methodology, the underlying assumptions and related risks and other factors considered. Centerview then reviewed the financial terms of the April 25th proposal and presented its preliminary financial analysis of VectivBio in the context of the April 25th proposal. The VectivBio Board asked questions of VectivBio’s management team and of Centerview regarding the preliminary projections and financial analysis, to which they responded and the VectivBio Board engaged in a detailed discussion. The VectivBio Board discussed with representatives of Centerview the risks and benefits of various potential responses to Ironwood’s April 25th proposal, including the potential risk that Ironwood could cease pursuing acquisition discussions if the response was not constructive. The VectivBio Board then discussed with its advisers whether to submit a counter-proposal. Following discussion, the VectivBio Board determined to respond to Ironwood with a counter-proposal of $16 per share, plus one contingent value right per Share representing the right to receive a one-time cash payment of $3.00 per share contingent upon FDA approval of Apraglutide by December 2026, together with a message that at such price the VectivBio Board would consider entering into exclusive negotiations with Ironwood, and directed Centerview to communicate that counter-proposal to Ironwood. Following this discussion, representatives of Centerview left the meeting and representatives of Cooley discussed the terms of the proposed engagement letter with Centerview, including material economic and other terms, and reviewed disclosure of material relationships provided to VectivBio by Centerview (as described in “Item 4. The Solicitation or Recommendation — (d) Opinion of Centerview Partners LLC” in the Schedule 14D-9 that is being filed by VectivBio with the SEC). Following that discussion, the VectivBio Board approved the engagement of Centerview on the terms presented and directed VectivBio management to finalize the engagement letter with Centerview.
On April 26, 2023, VectivBio signed an engagement letter with Centerview.
On April 26, 2023, Centerview communicated the counter-proposal to Ironwood.
On April 28, 2023, Ironwood submitted its “best and final” proposal to acquire all of the outstanding Shares of VectivBio for $17.00 per Share, which represented a 21% increase over its initial proposal and an 87% premium to VectivBio’s 30-day VWAP on the immediately prior trading day. On a call with Centerview in advance of submitting the written proposal, representatives of Ironwood noted to Centerview that $17.00 per Share was Ironwood’s best and final price. Ironwood confirmed the proposal in writing the same day and included a request for a four-week exclusivity period.
On April 28, 2023, the VectivBio Board convened by videoconference, with members of VectivBio’s management, Centerview, Cooley and Homburger to discuss the April 28th proposal. Centerview led a discussion among members of the VectivBio Board regarding the April 28th proposal, including presenting a preliminary financial analysis based on projections developed by VectivBio’s management team. After discussion, the VectivBio Board considered that in its view it had obtained Ironwood’s best and final proposal. The VectivBio Board further discussed the April 28th proposal, and also considered the other strategic alternatives available to VectivBio, including continuing to operate as a standalone company. The VectivBio Board continued to discuss the costs and benefits of a strategic transaction on the terms proposed by Ironwood, and the potential risks and benefits of other alternatives. Based on the discussions the VectivBio Board had at this meeting and at prior meetings, which included a review of the outreach conducted by Centerview and management previously, the VectivBio Board reached the conclusion that pursuing the April 28th proposal was in the best interest of VectivBio and its shareholders. The VectivBio Board then authorized Centerview to inform Ironwood of the VectivBio Board’s decision to move forward towards a potential transaction. The VectivBio Board also discussed Ironwood’s request for an exclusive negotiating period and the fact that six other global pharmaceutical companies that the VectivBio Board considered reasonably likely to have a potential interest in acquiring VectivBio had declined to engage with VectivBio regarding a potential sale transaction. After discussion, the VectivBio Board determined that it was in the best interests of VectivBio and its shareholders to enter into a three week exclusivity period, set to expire on May 21, 2023 with Ironwood in order to work expeditiously towards execution of a transaction agreement on the terms of the improved April 28th proposal.
On April 28, 2023, Centerview informed representatives of Ironwood of the VectivBio Board’s decision to agree to exclusivity for a three week period and move forward at the $17.00 per Share price. Centerview and representatives of Ironwood discussed Ironwood’s confirmatory due diligence process.
On April 28, 2023, Ironwood sent a confirmatory due diligence request list to VectivBio.
On April 29, 2023, VectivBio and Ironwood signed an exclusivity agreement expiring on May 21, 2023.
On May 1, 2023, representatives of VectivBio, Cooley and Homburger held a videoconference with representatives of Ironwood, Latham & Watkins LLP (“Latham”), Ironwood’s legal counsel, and Advestra AG, Ironwood’s Swiss legal counsel (“Advestra”). Later on the same day, a representative of VectivBio’s management held an introductory videoconference with representative of Ironwood’s management.
On May 2, 2023, Cooley’s and Latham’s competition and antitrust teams were introduced and began analyzing the potential regulatory, including antitrust, considerations in connection with the proposed transaction.
On May 8, 2023, Latham sent a draft Transaction Agreement to Cooley, contemplating a tender offer for any and all shares of VectivBio. The draft contemplated a condition that at least 90% of the issued and outstanding shares of VectivBio, as of the date of the expiration of the tender offer, be validly tendered and not withdrawn (the “Minimum Tender Condition”). Furthermore, the Transaction Agreement contemplated a VectivBio termination fee of 4.5% of the transaction equity value.
On May 9, 2023, Cooley and Homburger held a videoconference with VectivBio to discuss the proposed Transaction Agreement.
On May 10, 2023, a representative of Centerview and a representative of Ironwood held a telephone call to discuss the status of Ironwood’s discussions with potential lenders and strategy for financing the transaction.
On May 10, 2023, the Transaction Committee held a meeting with VectivBio’s senior management and representatives of each of Cooley and Homburger in attendance, to discuss the open items and status of negotiations of the transaction agreement, and certain employee compensation matters.
On May 12, 2023, Cooley sent Latham a revised draft of the Transaction Agreement and on May 15, 2023, Latham, Cooley and Homburger held a videoconference to discuss the revisions. The draft contemplated a Minimum Tender Condition threshold of 66.67%.
On May 12, 2023, Ironwood, PricewaterhouseCoopers, tax advisor to Ironwood (“Ironwood Tax Advisor”) and Latham conducted confirmatory due diligence videoconference calls with VectivBio with respect to tax and finance matters. Cooley, Homburger and PricewaterhouseCoopers, tax advisor to VectivBio (“Company Tax Advisor”), also attended the due diligence videoconference calls. Gowling WLG, Canadian counsel to VectivBio, also attended the due diligence videoconference call with respect to finance matters.
On May 15, 2023, Latham sent Cooley an initial draft of the Support Agreement (as defined in Section 12 — “The Transaction Agreement; Other Agreements”).
On May 15, 2023, Centerview spoke with Wells Fargo, financial advisor to Ironwood, regarding Ironwood’s ability and strategy to finance the Offer and the status of the revolving credit facility Ironwood expected to enter into in connection with the Offer.
On May 15, 2023, Ironwood and Ironwood Tax Advisor conducted a confirmatory due diligence videoconference call with VectivBio with respect to tax matters. Homburger and Company Tax Advisor and Centerview also attended the due diligence videoconference call.
On May 16, 2023, a representative of Centerview and a representative of Ironwood held a telephone call to discuss the status of Ironwood’s diligence process, including necessary steps to completion.
On May 16 and 17, 2023, Ironwood, Latham and Advestra conducted confirmatory due diligence videoconference calls with VectivBio with respect to tax, regulatory, compensation and benefits, intellectual property, data security and cybersecurity matters. Cooley and Homburger also attended the due diligence videoconference calls.
On May 16, 2023, Latham provided a revised draft of the Transaction Agreement. The revised draft contemplated a 90% Minimum Tender Condition. On the same day, Cooley and Homburger held a videoconference with VectivBio to discuss the outstanding issues with respect to the Transaction Agreement. Later the same day, Cooley sent Latham a revised key issues list.
On May 17, 2023, a representative of VectivBio’s management and representatives of Ironwood’s management held a telephone call to discuss employee retention.
On May 17, 2023, Cooley sent Latham a revised draft of the Support Agreement.
On May 17, 2023, Cooley, Homburger and Latham held a videoconference to discuss the outstanding key issues list in connection with the Transaction Agreement.
On May 17, 2023, the Transaction Committee of the VectivBio Board held a meeting with VectivBio’s senior management and representatives of each of Cooley and Homburger in attendance, to discuss the open items and status of negotiations of the Transaction Agreement and the other transaction agreements.

On May 18, 2023, Latham sent Cooley a revised draft of the Support Agreement and Cooley sent Latham a revised draft of the Transaction Agreement and an initial draft of the disclosure letter to the Transaction Agreement.
On May 19, 2023, a representative of VectivBio’s management and a representative of Ironwood’s management held two telephone calls to discuss the Minimum Tender Condition.
On May 19, 2023, the Transaction Committee of the VectivBio Board held a meeting, with VectivBio’s senior management and representatives of each of Cooley and Homburger in attendance, to discuss the open items and status of negotiations of the Transaction Agreement and the other transaction agreements. The Transaction Committee of the VectivBio Board then had a subsequent meeting with VectivBio’s management and representatives of each of Cooley, Homburger and Centerview in attendance, to discuss the open items and status of negotiations of the Transaction Agreement and the other transaction agreements.
On May 19, 2023, Cooley sent Latham a revised draft of the Transaction Agreement.
Over the course of the following days until the finalization of the Transaction Agreement and the other transaction agreements, Centerview, at the direction of VectivBio’s management, on one hand, and Ironwood senior management, on the other hand, and Cooley and Latham, discussed and agreed upon key open issues and Cooley and Latham exchanged drafts of the Transaction Agreement and the other transaction agreements to reflect such agreements of VectivBio and Ironwood. The parties agreed to a Minimum Tender Condition of 80%, (i) a termination fee payable by VectivBio to Ironwood of $23,680,000, (ii) a reverse termination fee payable by Ironwood to VectivBio of $59,200,000 and (iii) an expense reimbursement break fee payable by VectivBio to Ironwood of up to $18,000,000, in each case pursuant to the terms and subject to the conditions set forth in the Transaction Agreement. During the weekend, Ironwood and Latham completed their confirmatory due diligence review of VectivBio.
On May 21, 2023, VectivBio engaged BofA Securities, Inc. (“BofA”) as a financial advisor in connection with the Offer and the engagement letter was signed on the same day. BofA’s services were general and advisory in nature.
On May 21, 2023, the VectivBio Board had a telephone call with VectivBio’s senior management and representatives of each of Cooley and Homburger. The VectivBio Board then held a meeting, with VectivBio’s senior management and representatives of each of Cooley, Homburger and Centerview in attendance. VectivBio’s senior management and Centerview updated the VectivBio Board on the discussions with Ironwood, and representatives of Cooley and Homburger reported to the VectivBio Board how the key open issues in the transaction agreements were resolved. The meeting participants also further discussed VectivBio management’s forecast, including the related methodology, the underlying assumptions and related risks, and the Projections, prepared based on such forecasts. Following discussion of these matters, the VectivBio Board approved the Projections for use by Centerview in its financial analysis. Representatives of Centerview then reviewed with the VectivBio Board Centerview’s financial analyses of the Offer Price, and rendered to the VectivBio Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of the same date that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price to be paid to the holders of Shares (other than the Excluded Shares) pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see section captioned “— Opinion of Centerview Partners LLC” in the Schedule 14D-9 that is being filed by VectivBio with the SEC. After carefully considering the proposed terms of the Transaction Agreement, and taking into consideration the matters discussed during that meeting and prior meetings of the VectivBio Board (for additional detail, see section captioned “— Reasons for Recommendation” in the Schedule 14D-9 that is being filed by VectivBio with the SEC), the VectivBio Board unanimously (i) determined that the Transaction Agreement and the Offer are advisable and fair to, and to the benefit and in the best interest of, VectivBio and its shareholders, (ii) authorized and approved the execution, delivery and performance by VectivBio, of the Transaction Agreement and the consummation of the Offer and (iii) resolved to recommend that that the holders of Shares accept the Offer and tender their Shares to Ironwood pursuant to the Offer.
On May 21, 2023, after the VectivBio Board meeting, a representative of VectivBio’s management and a representative of Ironwood’s management held a telephone call to discuss the disclosure letter to the Transaction Agreement.

Later that day, VectivBio and Ironwood entered into the Transaction Agreement, and contemporaneously therewith, the Support Agreements were executed and delivered by the parties thereto.
Before the opening of trading of the stock markets on May 22, 2023, VectivBio and Ironwood issued a joint press release announcing the execution of the Transaction Agreement and the forthcoming commencement of the Offer by Ironwood to acquire all of the Shares at the Offer Price.
On May 31, 2023, Ironwood commenced the Offer and VectivBio subsequently filed the Schedule 14D-9.
For more information on the Transaction Agreement and the other agreements related to the Offer, see Section 8 — “Certain Information Concerning Ironwood,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Transaction Agreement; Other Agreements.”
11.
The Transaction Agreement; Other Agreements.

The Transaction Agreement
The following is a summary of certain provisions of the Transaction Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated in this document by reference. Shareholders of VectivBio and other interested parties should read the Transaction Agreement for a more complete description of the provisions summarized below.
Explanatory Note Regarding the Transaction Agreement
This summary of the Transaction Agreement is included to provide you with information regarding its terms. Factual disclosures about Ironwood and VectivBio or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Ironwood and VectivBio or any of their respective affiliates contained in the Transaction Agreement. The representations, warranties and covenants made in the Transaction Agreement by Ironwood and VectivBio were qualified and subject to important limitations agreed to by Ironwood and VectivBio in connection with negotiating the terms of the Transaction Agreement.
In particular, in your review of the representations and warranties contained in the Transaction Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Transaction Agreement may have the right not to consummate the Offer if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Transaction Agreement, rather than establishing matters as facts. Shareholders of VectivBio are not third-party beneficiaries under the Transaction Agreement and should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of VectivBio. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases the representations, warranties and covenants were qualified by disclosures set forth in schedules that were provided by a party to the Transaction Agreement but were not publicly filed as part of the Transaction Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Transaction Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.
The Offer
The Transaction Agreement provides that we will commence the Offer as promptly as reasonably practicable but no later than May 31, 2023, and that, subject to the satisfaction of the Minimum Condition, the Antitrust Condition, the Shareholder Approval Condition, Termination Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15 — “Conditions to the Offer,” we will, as promptly as practicable after the Expiration Date, accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and pay for such shares (the “Acceptance Time”). The initial Expiration Date will be at one minute after 11:59 p.m. Eastern Time, on June 28, 2023.

Terms and Conditions of the Offer
Our obligation to accept for payment, and pay for, any Shares tendered and not validly withdrawn pursuant to the Offer is subject to the terms and conditions set forth in the Transaction Agreement, including the satisfaction of the of the Minimum Condition, the Antitrust Condition, the Shareholder Approval Condition and the Termination Condition and the other conditions set forth in the Transaction Agreement and described Section 15 — “Conditions to the Offer.” The Offer Conditions are for the sole benefit of Ironwood and may be asserted by Ironwood regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time, or from time to time in their sole discretion. The foregoing conditions will be in addition to, and not a limitation of, the right of Ironwood to extend, terminate or modify the Offer pursuant to the terms and conditions of the Transaction Agreement. All conditions (other than the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition) may be waived by Ironwood, in whole or in part, at any time and from time to time, in the sole discretion of Ironwood, in each case subject to the terms and conditions of the Transaction Agreement and the applicable rules and regulations of the SEC. We expressly reserve the right, to the extent permitted by the applicable legal requirements, (i) to increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition), and (iii) modify any of the other terms or conditions of the Offer not inconsistent with the terms of the Transaction Agreement; except that, without the consent of VectivBio, we will not (A) reduce the Offer Price, (B) change the form of consideration payable in the Offer (other than by adding consideration), (C) reduce the number of Shares sought in the Offer, (D) add to the Offer Conditions described in Section 15 — “Conditions to the Offer,” (E) amend, modify or waive the Offer Conditions in a manner that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair Ironwood’s ability to consummate the Offer, (F) change or waive the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Transaction Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
Expiration and Extension of the Offer
The initial Expiration Date will be at one minute after 11:59 p.m. Eastern Time, on June 28, 2023.
The Transaction Agreement provides that, subject to our rights and VectivBio’s rights to terminate the Transaction Agreement in accordance with its terms or terminate the Offer under certain circumstances:
•
we may extend the Offer on one or more occasions, in our discretion, for an additional period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, any Offer Condition has not been satisfied or waived, to permit such Offer Condition to be satisfied;

•
we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the Nasdaq applicable to the Offer; and

•
the Expiration Date will be extended if, at the then-scheduled expiration time of the Offer, VectivBio brings or shall have brought any action in accordance with the terms of the Transaction Agreement to enforce specifically the performance of the terms and provisions thereof by us, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be.

In no event will we (i) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Transaction Agreement pursuant to its terms, and (y) the Outside Date.

The Offer Price
The Offer Price for each Share is $17.00 per Share net to the shareholders of VectivBio in cash, without interest, subject to any applicable withholding taxes.
The Merger
Following the completion of the Offer and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), we intend that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price. The Transaction Agreement provides that VectivBio will use its commercially reasonable efforts to assist us and Merger Sub with the preparation of an interim balance sheet as of June 30, 2023 or such later date as requested by us, which statement shall be audited by VectivBio’s statutory auditors after the Acceptance Time. Following the Acceptance Time and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares of VectivBio (excluding any Shares held by VectivBio or any of its subsidiaries), VectivBio has agreed to use its commercially reasonable efforts to support any action requested by us and Merger Sub, as may be required to prepare, launch or execute the Merger.
If the Merger is consummated, then shareholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price, without interest, subject to any applicable withholding taxes), except as provided in the Transaction Agreement with respect to Excluded Shares. See Section 13 — “Certain Effects of the Offer” and Section 18 — “Appraisal Rights.”
Company Equity Awards and Company Warrants.
Pursuant to the Transaction Agreement:
•
at the Acceptance Time, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Acceptance Time will be cancelled and, in exchange therefor, Ironwood will pay to each former holder of any such cancelled Company Stock Option promptly following the Acceptance Time an amount in cash (without interest, and subject to deduction for any applicable withholding taxes and social security contributions) equal to the product, rounded down to the nearest cent, of (i) the excess, if any, of the Offer Price over the exercise price per Share of such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option (the “Option Consideration”); provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option will be automatically cancelled for no consideration and will have no further force or effect;

•
at the Acceptance Time, each Company RSU Award that is outstanding immediately prior to the Acceptance Time will automatically become fully vested and will be cancelled and, in exchange therefor, Ironwood will pay to each former holder of any such cancelled Company RSU Award an amount in cash (without interest, and subject to deduction for any applicable withholding taxes and social security contributions) equal to the product, rounded down to the nearest cent, of (i) the Offer Price and (ii) the number of Shares subject to such Company RSU Award as of immediately prior to the Acceptance Time (the “RSU Consideration”) promptly after the Acceptance Time;

•
at the Acceptance Time, each Company Warrant that is outstanding immediately prior to the Acceptance Time will be cancelled and, in exchange therefor, Ironwood will pay to each former holder of any such cancelled Company Warrant an amount in cash (without interest, and subject to deduction for any applicable withholding taxes) equal (x) the product, rounded down to the nearest cent, of (i) the Offer Price and (ii) the number of Shares subject to such Company Warrant as of immediately prior to the Acceptance Time minus (y) the aggregate exercise price of all of the Shares subject to the Company Warrants (the “Warrant Consideration”) promptly after the Acceptance Time and simultaneously with payment of the Offer Price; and
•
the VectivBio Board will take all actions necessary to provide that, subject to the occurrence of the Acceptance Time, each Share subject to a repurchase option of VectivBio (each, a “Company Restricted Share”) that is outstanding immediately prior to the Acceptance Time (i) will automatically become fully vested in accordance with the terms of the applicable restricted share purchase agreements between VectivBio and holders of such Company Restricted Shares, (ii) will be treated as fully vested five (5) business days prior to the Acceptance Time by lifting any applicable transfer restrictions and removing any restrictive legends only for purposes of enabling each holder of Company Restricted Shares to tender such Company Restricted Shares in the Offer, (iii) will be subject to an obligation of such holder to tender (and not withdraw) in the Offer, and (iv) unless otherwise required by law, will be treated the same as all other Shares in accordance with the terms and conditions of the Offer (including prompt payment without any escrow mechanics, and further including subject to deduction for any applicable withholding taxes).

Promptly following the Acceptance Time, Ironwood will cause the Depositary to pay VectivBio an amount equal to all payments required to be made to former holders of Company Stock Options and Company RSU Awards pursuant to the foregoing (without yet giving effect to the withholding rights set forth in the Transaction Agreement). Subject to withholding rights set forth in the Transaction Agreement, Ironwood will cause VectivBio to make all payments to former holders of Company Stock Options and Company RSU Awards required under the foregoing as promptly as practicable following the Acceptance Time and all such payments (other than with respect to any consultant or independent contractor) will be paid through the payroll system or payroll provided of VectivBio or its applicable affiliate.
Prior to the Acceptance Time, Ironwood and VectivBio will use their commercially reasonable efforts to agree on the calculation of cash amounts of all of the Offer Price, Option Consideration, RSU Consideration and Warrant Consideration in accordance with the terms of the Transaction Agreement, including as it relates to any applicable withholding amounts. VectivBio agrees to make the relevant calculations and related back-up available to Ironwood, as reasonably requested by Ironwood and as required for compliance with the Transaction Agreement. Notwithstanding the foregoing, nothing in this paragraph will limit any person’s (including Ironwood’s or the Depositary’s) withholding rights under the Transaction Agreement with respect to the cash amounts deposited pursuant to this paragraph.
Director Designations
Ironwood will be entitled to nominate the individuals to be proposed by the VectivBio Board pursuant to the Board Modification for conditional election at the Company Shareholder Meeting as members of the VectivBio Board and/or the Compensation Committee thereof with effect as of the Acceptance Time. At Ironwood’s request, VectivBio will (i) seek and accept resignations of incumbent directors effective as of the Acceptance Time and (ii) have such changes registered with the commercial register of the canton of Basel-Stadt as promptly as reasonably practicable following the Acceptance Time.
VectivBio’s obligations to propose and recommend the Board Modification pursuant to the Transaction Agreement will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and Swiss law, as applicable. VectivBio will promptly take all actions, and will include in the Schedule 14D-9 to be filed with the SEC such information with respect to VectivBio and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder require in order to fulfill its obligations under the Transaction Agreement, so long as Ironwood has timely provided to VectivBio in writing any information with respect to itself and its nominees required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and under Swiss law. Ironwood will promptly supply to VectivBio in writing and will be solely responsible for the accuracy and completeness of, all such information.
Representations and Warranties
Ironwood and VectivBio each made a number of representations and warranties in the Transaction Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Offer and the other transactions contemplated by the Transaction Agreement. Ironwood and VectivBio made representations and warranties as to, among other things:
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organization, standing and power;

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authority to enter into the Transaction Agreement and perform its obligations thereunder and to consummate the transactions contemplated thereby;

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absence of conflicts and required consents and approvals;

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certain information to be filed with the SEC;

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brokers; and

•
non-reliance on any other representations and warranties.

In addition, VectivBio made representations and warranties as to:
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capitalization and equity securities of VectivBio;

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subsidiaries;

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vote required;

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SEC reports and financial statements;

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absence of undisclosed liabilities;

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absence of certain changes or events since January 1, 2023;

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litigation;

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compliance with laws;

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benefit plans;

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labor matters;

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environmental matters;

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tax matters;

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material contracts;

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insurance;

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properties;

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intellectual property;

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takeover laws;

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absence of shareholder rights plans;

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FDA and regulatory matters;

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privacy, data protection and data security matters;

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opinion of financial advisor;

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absence of certain related party transactions; and

•
suppliers and manufacturers.

Some of the representations and warranties in the Transaction Agreement made by VectivBio are qualified as to knowledge, “materiality,” “Material Adverse Effect” or similar qualifications. For purposes of the Transaction Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of VectivBio and its subsidiaries, taken as a whole or (B) materially impairs the ability of VectivBio to consummate, or prevents or materially delays, the Offer or any of the other transactions contemplated by the Transaction Agreement or would reasonably be likely to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect will not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industry in which VectivBio and its subsidiaries operate, or the economy or the financial or securities markets, in the United States or Switzerland, (2) the outbreak or escalation of war or acts of terrorism, (3) any acts of god, force majeure events, plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, or other natural disaster, (4) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any pandemic (including COVID-19), (5) any failure, in and of itself, by VectivBio to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Transaction Agreement (but not, in each case, the underlying cause thereof, unless such cause is otherwise excepted from this definition of Material Adverse Effect), (6) any change in and of itself in the market price or trading volume of the Shares (but not, in each case, the underlying cause thereof, unless such cause is otherwise excepted from this definition of Material Adverse Effect), (7) relating to any action or omission taken by VectivBio at the written request of Ironwood, or (8) changes in law or the International Financial Reporting Standards as issued by the International Accounting Standards Board (the “IFRS”) first proposed after the date of the Transaction Agreement; provided, that, (i) with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to VectivBio and its subsidiaries, taken as a whole, as compared to other participants in the industry in which VectivBio and its subsidiaries operate, and (ii) the facts or occurrences giving rise to or contributing to such change or condition that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect.
In addition, Ironwood made representations and warranties as to:
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the adequacy of funds to complete the Offer and the other transactions contemplated by the Transaction Agreement on the terms and subject to the conditions contemplated thereby; and

•
no ownership of shares of VectivBio’s capital stock.

Some of the representations and warranties in the Transaction Agreement made by Ironwood are qualified as to materiality or “Parent Material Adverse Effect.” For purposes of the Transaction Agreement, the term “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Ironwood to consummate, or prevents or materially delays Ironwood’s ability to effect, the Offer or any of the other transactions contemplated by the Transaction Agreement.
The representations and warranties contained in the Transaction Agreement have been made by each party to the Transaction Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:
•
have been made only for purposes of the Transaction Agreement;

•
with respect to VectivBio, have been qualified by (i) matters specifically disclosed in any reports publicly filed by VectivBio with the SEC since January 1, 2022 and at least two business days prior to the date of the Transaction Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Ironwood in the disclosure letter delivered in connection with the execution of the Transaction Agreement (the “Disclosure Letter”); such information modifies, qualifies and creates exceptions to the representations and warranties in the Transaction Agreement;

•
will not survive consummation of the Merger;

•
have been included in the Transaction Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•
were, in certain circumstances, made only as of the date of the Transaction Agreement or such other date as is specified in the Transaction Agreement; and

•
are subject to materiality qualifications contained in the Transaction Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect,” as described above.

Covenants
Preparation of Shareholder Approval Invitation; Shareholder Meeting
As promptly as practicable after the date of the Transaction Agreement, VectivBio will (i) establish a date for the extraordinary general meeting of shareholders of VectivBio (the “Company Shareholder Meeting”) for the purpose of obtaining the affirmative vote of at least two thirds of all Shares represented at the Company Shareholder Meeting to adopt certain amendments to VectivBio’s articles of association as agreed between Ironwood and VectivBio as of the date of the Transaction Agreement to (A) remove certain provisions that limit a shareholder from exercising, directly or indirectly, voting rights with respect to Shares owned or represented thereby in excess of 18% of the share capital registered in the commercial register of the canton of Basel-Stadt, in each case subject to and effective as of the Acceptance Time, or (B) remove any other registration, voting or similar restrictions which would prevent the consummation of the Offer adopted by the annual general meeting of shareholders of VectivBio scheduled to be held on June 1, 2023 (the “Annual Company Shareholder Meeting”) against the recommendation of the VectivBio Board, in each case subject to the occurrence of and effective as of the Acceptance Time (the “Articles Amendment”) and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under Nasdaq Rules, the Delisting (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Stock Exchange Delisting; Deregistration”), and the affirmative vote of a majority of the Shares represented at the Company Shareholder Meeting to resolve on the Board Modification (the “Company Shareholder Approval”) and (ii) publish and make available to the shareholders of VectivBio the invitation for the Company Shareholder Meeting together with all required documents (such as proxy forms) in accordance with applicable law and VectivBio’s articles of association (the “Shareholder Approval Invitation”).
Each of VectivBio and Ironwood will furnish all information concerning such person and its affiliates to the other as may be reasonably requested in connection with the preparation, publication and distribution of the Shareholder Approval Invitation. Prior to publishing or making available the Shareholder Approval Invitation (or any amendment or supplement thereto), VectivBio (i) will provide Ironwood an opportunity to review and comment on such documents, (ii) will consider in good faith all such comments reasonably proposed by Ironwood and (iii) will not publish or mail such documents prior to receiving the approval of Ironwood. If, at any time prior to the Company Shareholder Meeting, any information relating to VectivBio, Ironwood or any of their respective affiliates, officers or directors should be discovered by VectivBio or Ironwood which should be set forth in an amendment or supplement to the Shareholder Approval Invitation, so that the Shareholder Approval Invitation will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information will promptly notify the other parties, and an appropriate amendment or supplement describing such information will be, to the extent required by applicable law, disseminated to the shareholders of VectivBio in accordance with applicable law and VectivBio’s articles of association. Except in connection with an Adverse Recommendation Change (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Board of Directors’ Recommendation and Actions”) expressly permitted by the Transaction Agreement, no amendment or supplement to the Shareholder Approval Invitation will be made by VectivBio without the approval of Ironwood.
VectivBio has agreed that the Shareholder Approval Invitation will comply as to form in all material respects with all requirements of applicable law and VectivBio’s articles of association and that none of the information included or incorporated by reference in the Shareholder Approval Invitation will, at the date the Shareholder Approval Invitation is published or mailed to VectivBio’s shareholders or at the time of the Company Shareholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by VectivBio with respect to statements made in the Shareholder Approval Invitation based on information supplied in writing by or on behalf of Ironwood specifically for inclusion or incorporation for reference therein. Ironwood has agreed that no information supplied in writing by or on behalf of Ironwood specifically for inclusion or incorporation for reference in the Shareholder Approval Invitation will, at the date the Shareholder Approval Invitation is published or mailed to the shareholders of VectivBio or at the time of the Company Shareholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Notwithstanding anything to the contrary in the Transaction Agreement, VectivBio will be permitted to postpone the Company Shareholder Meeting if, but only if, (i) the VectivBio Board has determined in good faith (after consultation with outside legal counsel) that such delay is required (A) by applicable law or (B) to allow for the dissemination of any supplement or amendment to the Shareholder Approval Invitation that is required to be disseminated under applicable law or (ii) VectivBio is required to do so by a court of competent jurisdiction in connection with any legal proceeding commenced after the date of the Transaction Agreement against VectivBio or any of its directors (in their capacity as such) by any shareholders of VectivBio relating to the Transaction Agreement or transactions contemplated thereby. To the extent permitted by applicable law, VectivBio may (and will, if directed by Ironwood) postpone the Company Shareholder Meeting if there are not sufficient affirmative votes at such meeting to adopt to obtain the Company Shareholder Approval. In no event will the record date of the Company Shareholder Meeting be changed without Ironwood’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except if the Company Shareholder Meeting is postponed in accordance with the terms set forth in the Transaction Agreement. The Shareholder Approval Invitation will include the proposals of the VectivBio Board to adopt the Articles Amendment, the Board Modification, and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under Nasdaq Rules, the Delisting, as well as the VectivBio Board’s recommendation to approve such proposals. Except to the extent an Adverse Recommendation Change expressly permitted by the Transaction Agreement has been effected, (1) the VectivBio Board will include the Company Board Recommendation in the Shareholder Approval Invitation and (2) VectivBio will use its reasonable best efforts to solicit votes of VectivBio’s shareholders in favor of obtaining the Company Shareholder Approval to the extent permitted by applicable law. Subject to the non-solicitation provisions in the Transaction Agreement and VectivBio’s rights to terminate the Transaction Agreement pursuant to a VectivBio Breach Termination (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Termination of the Transaction Agreement”), VectivBio has agreed that its obligations set forth in this paragraph will not be affected by the commencement, public proposal, public disclosure or communication to VectivBio or any other person of any Acquisition Proposal (as defined below). To the extent permitted by applicable law, VectivBio will provide updates to Ironwood with respect to the Company Shareholder Meeting, as reasonably requested by Ironwood.
See Section 17 — “Certain Legal Matters; Regulatory Approvals — Shareholder Approval Not Required; Extraordinary General Meeting.”
Operation of VectivBio’s Business
The Transaction Agreement provides that from the date of the signing of the Transaction Agreement until the Acceptance Time, except as consented to in writing in advance by Ironwood which consent will not be unreasonably withheld, delayed or conditioned, or as otherwise specifically required by the Transaction Agreement, VectivBio will, and will cause its subsidiaries to:
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carry on its business in the ordinary course of business and in compliance with all applicable laws; and

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use commercially reasonable best efforts to preserve intact its business organization, preserve its assets, permits and licenses, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors or any third party with which VectivBio or any of its subsidiaries has entered into a contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of any product (“Collaboration Partners”), and others having business dealings with it.
VectivBio has also agreed that, without limiting the generality of the foregoing and except for certain matters set forth in VectivBio’s Disclosure Letter, as consented to in writing in advance by Ironwood which consent will not be unreasonably withheld, delayed or conditioned (unless such consent would violate applicable law, including antitrust law, in which case consent will not be required) as required by the Transaction Agreement, or as otherwise specifically required by the Transaction Agreement, neither VectivBio nor any of its subsidiaries will:
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(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its Shares or other equity interests, except for dividends by a wholly owned subsidiary of VectivBio to its parent, (ii) purchase, redeem or otherwise acquire shares or other equity interests of VectivBio (except in accordance with the terms of a restricted share purchase agreement between VectivBio and service providers pursuant to which the service provider purchased restricted Shares) or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its Shares or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares or other equity interests;

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except as set forth in VectivBio’s Disclosure Letter, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any Shares or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive Shares of VectivBio on a deferred basis or other rights linked to the value of Shares, including pursuant to contracts as in effect on the date of the Transaction Agreement (other than (i) the issuance of Shares upon the exercise, vesting or settlement of Company Stock Options or Company RSU Awards outstanding on the Measurement Date in accordance with their terms as in effect on such date, and (ii) the issuance of Shares upon the exercise of the Company Warrants or the conversion rights under VectivBio’s existing credit agreements);

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amend or otherwise change, or authorize or propose to amend or otherwise change VectivBio’s articles of association or similar organizational documents of VectivBio or any of its subsidiaries (other than proposed by the VectivBio Board to Annual Company Shareholder Meeting prior to the date of the Transaction Agreement or validly proposed by one or more shareholders of VectivBio and approved by the general meeting of shareholders of VectivBio against the recommendation of the VectivBio Board);

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directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to VectivBio except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of VectivBio, or (C) as provided for in VectivBio’s capital expenditure budget set forth in VectivBio’s Disclosure Letter,;

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directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interests therein, except sales of inventory in the ordinary course of business or pursuant to the capital expenditure budget set forth in VectivBio’s Disclosure Letter;

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adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(i) incur, create, assume or otherwise become liable for, or repay or prepay, in each case, any indebtedness, or amend, modify or refinance any indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than VectivBio or any direct or indirect wholly owned subsidiary of VectivBio except for (A) short-term borrowings, of not more than $500,000 in the aggregate, incurred in the ordinary course of business or (B) advances to employees and consultants for travel and other business-related expenses of not more than $50,000 in the aggregate;
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incur or commit to incur any capital expenditure or authorization or commitment with respect thereto except that VectivBio may make capital expenditures (i) provided for in the capital expenditure budget set forth in VectivBio’s Disclosure Letter, and (ii) that are consistent with past practice and solely for purposes of maintaining, repairing or replacing equipment used in the manufacturing process, that do not exceed $250,000 individually and $500,000 in the aggregate;

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(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date of the Transaction Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of VectivBio included in VectivBio’s SEC documents filed prior to the date of the Transaction Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, (ii) cancel or otherwise forgive any indebtedness owed to VectivBio or any of its subsidiaries (including loans made to service providers) or (iii) waive, release, grant or transfer any right of material value;

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(i) modify, amend, terminate, waive, release or assign any rights under, cancel, extend, determine not to renew, or exercise any material option under certain material contracts, (ii) enter into any contract that if in effect on the date of the Transaction Agreement would be a material contract, or (iii) amend or modify any contract in existence on the date of the Transaction Agreement that, after giving effect to such amendment or modification, would be a material contract;

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convene any ordinary general meeting or extraordinary general meeting (or any postponement thereof) of VectivBio’s shareholders other than the Annual Company Shareholder Meeting and the Company Shareholder Meeting or to the extent required by an order of a court of competent jurisdiction or validly requested by one or several shareholders of VectivBio;

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commence any legal proceeding (other than as a result of a legal proceeding commenced against VectivBio or any of its subsidiaries), or compromise, settle or agree to settle any legal proceeding that results solely in a monetary obligation involving only the payment of monies by VectivBio of not more than $1,000,000 in the aggregate, except with respect to a breach of the Transaction Agreement or any other agreements contemplated thereby;

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change its financial accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable law, or revalue any of its material assets;

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change its fiscal year;

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settle or compromise any material liability for taxes other than consistent with past practice applying for the waiver of issuance stamp duty according to article 12 of the Swiss Stamp Duties Act make, revoke or modify any material tax election; surrender any right to claim a material tax refund; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes; fail to pay any material amount of taxes when due or fail to file any income or other material tax return when due (taking into account any valid extensions); enter into any tax ruling or tax allocation agreement, tax sharing agreement, tax indemnity agreement, tax holiday or any closing or other similar agreement which will remain in force after the Acceptance Time (in each case, other than a contract (such as a loan agreement or lease agreement) entered into in the ordinary course of business that is not primarily related to taxes); or change any material method of accounting for tax purposes;

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except as set forth in VectivBio’s Disclosure Letter and other than as required by any employee benefits plan of VectivBio as in effect on the date of the Transaction Agreement or by applicable law, (i) increase the compensation or benefits of any service provider, other than in the ordinary course of business consistent with past practice with respect to any service provider whose total annual cash compensation opportunity does not exceed $250,000, provided that any such increases do not exceed, (x) in the aggregate, 5% of the total annual target cash compensation for all service providers and (y) with respect to any individual service provider, 10% of such service provider’s total annual target cash compensation, (ii) grant or pay to any service provider any severance, termination, retention, change in control, transaction or similar payments or benefits, (iii) establish, adopt, enter into, amend in any material respect or terminate any employee benefits plan or any collective bargaining agreement, other than offer letters, employment agreements or consulting agreements that do not include severance protections or change in control payments with respect to any service provider whose total annual cash compensation opportunity does not exceed $250,000, (iv) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability, funding or payment of any compensation or benefit under any employee benefits plan of VectivBio or other contract other than as set out in the Transaction Agreement or (v) hire or terminate (other than for cause or due to death or disability) any service provider whose annual cash compensation opportunity exceeds $250,000, except that VectivBio or its relevant subsidiary may enter into any replacement arrangements for a service provider;
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fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of VectivBio and its subsidiaries as currently in effect;

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terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any permits and licenses (including all permits and licenses required pursuant to any applicable healthcare laws, necessary for the lawful operation of the businesses of VectivBio and its subsidiaries as currently conducted or have been conducted since January 1, 2021);

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enter into any new lease or license or amend the terms of any existing lease or license of real property except for in the ordinary course of business;

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(i) sell, assign, transfer all or any portion of, mortgage, encumber or create or incur any lien on owned intellectual property, (ii) grant any licenses of intellectual property, (iii) abandon, permit to lapse or cease to prosecute or maintain any of VectivBio’s registered intellectual property or any other owned or licensed intellectual property of VectivBio, or (iv) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of VectivBio or any of its subsidiaries that is included in any owned or licensed intellectual property of VectivBio in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by VectivBio or any of its subsidiaries or in connection with any required regulatory filing;

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adopt or implement any shareholder rights plan or similar arrangement;

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take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions not being satisfied;

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other than in the ordinary course of business (which, for the avoidance of doubt, will not include any activities related to Apraglutide) (i) commence, alone or with any third party, any research program or pre-clinical or clinical study that has not been disclosed to Ironwood prior to the date of the Transaction Agreement, (ii) unless mandated by any governmental entity, discontinue, terminate or suspend any ongoing material research program or clinical study or (iii) make any change to, discontinue, terminate or suspend any ongoing material clinical study, in each case, relating to the Products (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Notification of Certain Matters”); or

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authorize any of, or commit, resolve or agree to take, any of the actions described above.

No Solicitation
From and after the date of the Transaction Agreement through the Acceptance Time, VectivBio will not, and will cause its subsidiaries and its and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to not, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to, facilitate the making of or assist in the submission of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Ironwood or any designees or Representatives of Ironwood) any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) furnish to any person (other than Ironwood or any designees or Representatives of Ironwood) any non-public information relating to VectivBio, or afford to any person (other than Ironwood or any designees or Representatives of Ironwood) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of VectivBio, in any such case with the intent to, or that would reasonably be expected to, facilitate the making, submission or announcement of any proposal that constitutes or would reasonably be likely to lead to an Acquisition Proposal, (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an acquisition transaction (other than an Acceptable Confidentiality Agreement (as defined below) entered into pursuant to the Transaction Agreement) or (v) resolve, agree or propose to do any of the foregoing. VectivBio will, and will cause each of its subsidiaries and the Representatives of VectivBio and its subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any person (other than Ironwood or any designees or Representatives of Ironwood) conducted with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and will enforce the provisions of any such agreement, which will include seeking any injunctive relief available to enforce such agreement.
Notwithstanding anything in the Transaction Agreement to the contrary, if at any time following the execution of the Transaction Agreement and prior to the Acceptance Time, (i) VectivBio receives a bona fide written Acquisition Proposal, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of the non-solicitation provisions, and (iii) the VectivBio Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and (iv) the VectivBio Board determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be likely to result in a breach of its fiduciary duties to VectivBio and its shareholders under applicable law, then VectivBio may (x) furnish information with respect to VectivBio and its subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing confidentiality terms substantially similar to, and no less favorable to VectivBio than, those set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that (A) VectivBio will provide Ironwood a redacted copy of each confidentiality agreement VectivBio has executed in accordance with the Transaction Agreement concurrently with the execution thereof and (B) that any non-public information provided to any such person will have been previously provided to Ironwood or will be provided to Ironwood prior to the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal. VectivBio will not provide (and will not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this paragraph, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on VectivBio, which procedures will be consistent in all material respects with VectivBio’s practices in dealing with the disclosures of such information to Ironwood or its Representatives.
In addition, VectivBio must (i) promptly (and in any event within 36 hours) advise Ironwood in the event VectivBio or any of its subsidiaries or Representatives receives (i) any indication by any person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a summary description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. VectivBio will, upon written request from Ironwood, keep Ironwood informed (orally or in writing) of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation.
An “Acquisition Proposal” is any proposal or offer with respect to any transaction or series of related transactions by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of VectivBio equal to 10% or more of the assets or consolidated assets of VectivBio and its subsidiaries or to which 10% or more of the revenues or earnings of VectivBio and its subsidiaries are attributable, (b) acquisition of 10% or more of the outstanding Shares, (c) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the outstanding Shares or other voting securities representing 10% or more of the combined voting power of VectivBio, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving VectivBio that if consummated would result in any person or group beneficially owning 10% or more of the outstanding Shares or other voting securities representing 10% or more of the combined voting power of VectivBio or (e) acquisition or exclusive license of all or substantially all of the rights to VectivBio’s products in any jurisdiction, in each case other than the transactions contemplated by the Transaction Agreement.
A “Superior Proposal” is any unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Transaction Agreement that the VectivBio Board determines in good faith (after consultation with outside counsel and its financial advisor), is more favorable to VectivBio or its shareholders than the Offer and the other transactions contemplated by the Transaction Agreement, taking into account (A) any revisions to the Transaction Agreement made or proposed in writing by Ironwood prior to the time of such determination, and (B) those factors and matters deemed relevant in good faith by the VectivBio Board (or any committee thereof), which factors will include: (x) the identity of the person making the proposal; (y) the likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (z) the legal, financial (including the financing terms, any breakup fees and expense reimbursement provisions), regulatory, timing and other aspects of such Acquisition Proposal, including the reasonable likelihood to receive all required governmental approvals on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “10%” will be deemed to be references to “50%”.
Board of Directors’ Recommendation and Actions
Except as expressly permitted by the terms of the Transaction Agreement, VectivBio has agreed in the Transaction Agreement that neither its Board of Directors nor any committee thereof will (each, an “Adverse Recommendation Change”):
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withdraw (or modify, amend or qualify in any manner adverse to Ironwood), or fail to include in the Schedule 14D-9, when filed with the SEC, the Company Board Recommendation;

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recommend or otherwise declare advisable the approval by VectivBio’s shareholders of any Acquisition Proposal, or upon a request to do so by Ironwood, fail to publicly reaffirm the Company Board Recommendation within 10 business days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to VectivBio’s shareholders;

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if any Acquisition Proposal is structured as a tender offer or exchange offer for the Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Ironwood or an affiliate of Ironwood), fail to recommend, within 10 business days after such commencement, against acceptance by VectivBio’s shareholders of such tender offer or exchange offer;

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resolve, agree or propose to take any such actions; or

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make any public announcements with respect to the foregoing matters.

In addition, VectivBio has agreed in the Transaction Agreement that neither its Board of Directors nor any committee thereof will cause or permit VectivBio or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.
Notwithstanding anything to the contrary in the Transaction Agreement, at any time prior to the Acceptance Time, in response to an Acquisition Proposal received after the execution of the Transaction Agreement that was unsolicited and did not otherwise result from a breach of the non-solicitation provisions and that the VectivBio Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, the VectivBio Board may, if the VectivBio Board determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would reasonably be likely to result in a breach of its fiduciary duties under applicable law or otherwise violate applicable law, taking into account all adjustments to the terms of the Transaction Agreement that may be offered by Ironwood pursuant to the Transaction Agreement, (x) make an Adverse Recommendation Change and (y) cause VectivBio to terminate the Transaction Agreement in accordance with the terms thereof and concurrently enter into a binding and definitive Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that VectivBio may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate the Transaction Agreement pursuant to the applicable termination provision unless:
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VectivBio notifies Ironwood in writing at least four business days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other related transaction documents (it being understood and agreed that any amendment to any of the terms of such Superior Proposal will require a new written notice by VectivBio and a new five business day period); and

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if Ironwood makes a proposal during such four business day period to adjust the terms and conditions of the Transaction Agreement, the VectivBio Board, after taking into consideration the adjusted terms and conditions of the Transaction Agreement as proposed by Ironwood, continues to determine in good faith (after consultation with outside counsel and its financial advisors) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Transaction Agreement, as applicable, would reasonably be likely to result in a breach of its fiduciary duties under applicable law or otherwise violate applicable law.

During the four business day period prior to its effecting an Adverse Recommendation Change or terminating the Transaction Agreement as referred to above, VectivBio will, and will cause its financial and legal advisors to, negotiate with Ironwood in good faith (to the extent Ironwood seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the Transaction Agreement proposed by Ironwood. Notwithstanding anything to the contrary contained in the Transaction Agreement, neither VectivBio nor any of its subsidiaries will enter into any Alternative Acquisition Agreement unless the Transaction Agreement has been terminated in accordance with its terms (including payment of the Termination Fee (as defined in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Termination Fee”) pursuant to the Transaction Agreement, if applicable).
Antitrust Laws
The Transaction Agreement provides that each party agrees to use (and will cause its respective subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreement, including (i) preparing and filing as promptly as practicable with any governmental entity all documentation to effect all necessary notices, reports and other filings and (ii) obtaining as promptly as practicable and maintaining all permits and licenses necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the Transaction Agreement; provided that in no event will Ironwood be obligated to, and none of VectivBio or any of its subsidiaries will, be obligated to, and will not, without the prior written consent of Ironwood, agree to or proffer, any consent fee, concession or other modification to the terms and conditions of any contract in order to obtain the permits or licenses contemplated by clause (ii). VectivBio and Ironwood agree that they will consult with each other with respect to the obtaining of all such necessary permits and licenses and (1) VectivBio will have the right to review and approve in advance all characterizations of the information relating to VectivBio and its subsidiaries, (2) Ironwood will have the right to review and approve in advance all characterizations of the information relating to Ironwood, and (3) each of VectivBio and Ironwood will have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by the Transaction Agreement, in each case, that appear in any filing made in connection with the transactions contemplated by the Transaction Agreement.
In furtherance of, and not in limitation of the foregoing, each of VectivBio and Ironwood (and their respective controlled affiliates, if applicable) will: (i) as promptly as practicable, and in any event within 7 business days (or such other time as mutually agreed by the parties) after the execution of the Transaction Agreement, file or cause to be filed with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) any notifications required to be filed under the HSR Act with respect to the transactions contemplated by the Transaction Agreement, (ii) as promptly as practicable after the execution of the Transaction Agreement, make appropriate filings pursuant to any foreign non-U.S. law set forth in VectivBio’s confidential disclosure letter delivered in connection with the Transaction Agreement and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain any required authorizations under such antitrust laws as soon as practicable. Neither Ironwood nor VectivBio will commit to or agree with the FTC or DOJ or any other governmental entity to not consummate the transactions contemplated by the Transaction Agreement for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable antitrust law, and will not pull and refile any filing made under the HSR Act, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).
Each of VectivBio and Ironwood will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry with respect to the transactions contemplated by the Transaction Agreement, (ii) promptly notify the other party of any communication received from, or given to, any governmental entity with respect to the transactions contemplated by the Transaction Agreement and keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, or other communication, (iii) subject to applicable law, and to the extent practicable, permit the other party to review in advance any proposed communication by it to any governmental entity with respect to the transactions contemplated by the Transaction Agreement, and incorporate the other party’s reasonable comments, (iv) not agree to participate in any substantive meeting or discussion with any governmental entity in respect of any filing, investigation or inquiry concerning the Transaction Agreement or the transactions contemplated by the Transaction Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend, and (v) furnish the other party with non-confidential copies of all correspondence, filings and written communications between them and their affiliates and their respective Representatives on one hand, and any such governmental entity or its staff on the other hand, with respect to the Transaction Agreement or the transactions contemplated by the Transaction Agreement. Materials required to be provided may be redacted (i) to remove references concerning the valuation of VectivBio, (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to preserve attorney-client or other legal privilege concerns. Each party, as each deems advisable and necessary, may designate any competitively sensitive material provided to the other as “Antitrust Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Ironwood and VectivBio will use their respective best efforts to certify substantial compliance (in accordance with Section 18a.(e)(2) of the HSR Act) with any requirement to submit additional information or documentary material relevant to the transactions contemplated by the Transaction Agreement issued pursuant to Section 18a.(e) of the HSR Act (a “Second Request”) within 60 days of the receipt of such Second Request by Ironwood and VectivBio from the relevant governmental entity (the “HSR Cooperation Covenant”).

At Ironwood’s request, VectivBio will give (or will cause its applicable subsidiary to give) any notices to third parties, and use, and cause each of its subsidiaries to use, reasonable best efforts to obtain any third party consents, approvals or waivers required to be obtained under certain material contracts or other contracts in connection with and contingent upon the consummation of the transactions contemplated by the Transaction Agreement; provided that neither VectivBio nor any of its subsidiaries will, without the prior written consent of Ironwood, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any contract in order to obtain any such consent. VectivBio will coordinate and cooperate with Ironwood in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to certain material contracts in connection with the consummation of the transactions contemplated by the Transaction Agreement and seeking any such actions, consents, approvals or waivers.
Notwithstanding the foregoing or any other provision of the Transaction Agreement, (i) nothing in the above will limit any applicable rights a party may have to terminate the Transaction Agreement pursuant to the terms thereof and (ii) in no event will Ironwood be required to offer, accept or agree to, and VectivBio will not be required to offer, accept or agree to, and will not, without Ironwood’s prior written consent, offer, accept or agree to (1) divest, dispose of or hold separate, or cause any of VectivBio’s subsidiaries to dispose of or hold separate, any portion of the businesses, operations, assets or product lines of Ironwood, VectivBio or any of their respective subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Ironwood, VectivBio or any of their respective subsidiaries), (2) restrict, prohibit or limit the ability of Ironwood, VectivBio or any of their respective subsidiaries to conduct its business or own its assets, (3) restrict, prohibit or limit the ownership or operation by VectivBio, Ironwood or any of their respective subsidiaries of all or any portion of the business or assets of Ironwood, VectivBio or any of their respective affiliates in any part of the world, (4) cause Ironwood or any of its subsidiaries to divest any Shares, or (5) impose limitations on the ability of Ironwood or any of its subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired or owned by Ironwood or any of its subsidiaries on all matters properly presented to the shareholders of VectivBio (any such action described in this clause (ii), a “Non-Required Remedy”). Notwithstanding the foregoing or any other provision of the Transaction Agreement to the contrary, in no event will Ironwood or any of its subsidiaries, or VectivBio, be obligated to (x) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated by the Transaction Agreement involving a Non-Required Remedy, or (y) litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any governmental entity challenging or seeking to restrain, prohibit or place conditions on the consummation of the Offer or the other transactions contemplated by the Transaction Agreement or the ownership or operation by Ironwood, VectivBio or any of their respective subsidiaries of all or any portion of their respective businesses.
Prior to the Acceptance Time, Ironwood will not (and Ironwood will cause each of its controlled affiliates not to) acquire or agree to acquire, whether by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of such agreement, or the consummation of such transaction, acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, clearances, orders, declarations or approvals of any governmental entity necessary to consummate the transactions contemplated by the Transaction Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any governmental entity entering, threatening to enter or increase the risk of not being able to remove or successfully challenge any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Transaction Agreement or (iii) otherwise materially delay or impede the consummation of the transactions contemplated by the Transaction Agreement.
Employee Matters
From the Acceptance Time and for a period of twelve months following the Acceptance Time, Ironwood will provide or cause any of its affiliates to provide to each employee of VectivBio or any of its subsidiaries as of immediately prior to the Acceptance Time during such Continuing Employee’s continued

employment with Ironwood or any of its affiliates on or after the Acceptance Time (each, a “Continuing Employee”) with (i) base salary or base wages, as applicable, and target short term incentive cash compensation opportunities, which, in each case, are no less favorable than those available to such Continuing Employees immediately prior to the Acceptance Time and (ii) health and welfare benefits that are no less favorable in the aggregate to such health and welfare benefits provided to employees of Ironwood immediately prior to the execution of the Transaction Agreement.
Ironwood will, and will cause its affiliates to, use commercially reasonable efforts to: (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the limitations of any pre-existing condition, if any, under any employee benefit plan that is a health plan established or maintained by Ironwood with respect to the plan year in which the Acceptance Time occurs to the same extent satisfied or waived under a comparable VectivBio employee benefits plan; and (ii) cause Continuing Employees to receive credit for purposes of eligibility (including for purposes of any vacation, sick, personal time off plans or programs) and vesting for years of service with VectivBio (or its applicable subsidiary), as applicable, prior to the Acceptance Time in the applicable employee benefit plans established or maintained by Ironwood, provided, however, that no such credit shall be provided (a) to the extent that such credit would result in duplication of benefits for the same period of service, (b) for purposes of benefit accrual under any defined benefit pension plan and/or (c) under any post-termination or retiree welfare plan.
Notification of Certain Matters
VectivBio and Ironwood will promptly notify each other of (a) any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the Transaction Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Transaction Agreement, (b) any other notice or communication from any governmental entity in connection with the transactions contemplated by the Transaction Agreement, (c) any legal proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the transactions contemplated by the Transaction Agreement or (d) any change, condition or event (i) that renders or would reasonably be likely to render any representation or warranty of such party set forth in the Transaction Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be likely to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions) to be complied with or satisfied under the Transaction Agreement; provided, however, that no such notification will affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties under the Transaction Agreement.
In furtherance of and not in limitation of any other provision of the Transaction Agreement, to the extent permitted by applicable law, VectivBio will keep Ironwood informed on a current basis of any developments concerning Apraglutide and any material developments concerning any other specified products of VectivBio (collectively, “Products”) (including the occurrence of any adverse event concerning Apraglutide and any serious adverse event concerning any other Products), meetings (including videoconferences or calls), conferences, discussions or negotiations relating to the Products (including in relation to any clinical trial relating to a Product). Without limiting the generality of the foregoing, to the extent permitted by applicable law, VectivBio will (i) (A) promptly inform Ironwood of any meetings concerning Apraglutide and any material meetings concerning any other Products (including videoconferences or calls), conferences, filings, submissions, discussions, negotiations, correspondence or other activities or communications made by or on behalf of VectivBio or any of its subsidiaries or any of their respective contract manufacturing organizations, contract research organizations or other Collaboration Partners to, between or with the FDA, the European Medicines Agency (“EMA”) or any other governmental entity performing functions similar to those performed by the FDA or EMA relating to any Product and (B) with respect to activities or communications relating to or concerning Apraglutide, not carry out or agree to carry out any of the foregoing activities or communications without prior consultation with Ironwood (and consider in good faith the views and comments of Ironwood in connection with, and reasonably in advance of, any such activity or communication, and, to the extent requested by Ironwood to participate in any such activity or communication), (ii) promptly furnish Ironwood with all such filings, submissions, and written correspondence and communications, and (iii) (A) without limiting the restrictions set forth in interim operating covenants under the Transaction Agreement, promptly inform Ironwood of any change to any study protocol concerning Apraglutide and any material change to any study protocol concerning any other Products, adding any new trial, making any change to a manufacturing plan or process concerning Apraglutide or any material change to a manufacturing plan or process concerning any other Products, making any change to a development timeline or plan concerning Apraglutide or any material change to a development timeline or plan concerning any other Products, or initiating or making any change to Apraglutide or any material change to any other Product and (B) with respect to changes relating to or concerning Apraglutide, will not carry out or agree to carry out any such change without prior consultation with Ironwood (and consider in good faith the views and comments of Ironwood in connection with, and reasonably in advance of, any such change).
Indemnification and Insurance
With effect from the Acceptance Time, Ironwood and VectivBio (or its successor) agree to refrain from making and enforcing any claim against, to waive any claim against, and to release and discharge from any claim, and to procure that their respective subsidiaries refrain from making and enforcing any claim against, waive any claim against, and release and discharge from any claim, each current or former director and officer of VectivBio and each current or former director representing VectivBio in its subsidiaries, for damages any of them has or may have based on directors’ or officers’ liability arising out of any matter, cause or event occurring on or before the Acceptance Time; provided, that the foregoing will not apply in connection with any fraud, willful acts or omissions of a director or officer, as the case may be.
Ironwood has agreed that all rights to indemnification existing as of the execution of the Transaction Agreement in favor of the current or former directors and officers of VectivBio as provided in VectivBio’s articles of association and the contracts with such directors and officers of VectivBio as provided to Ironwood and in effect on the date of the Transaction Agreement for acts or omissions occurring prior to the Acceptance Time will be assumed and performed by VectivBio (or its successor) and its subsidiaries and will continue in full force and effect for a period of six years after the Acceptance Time with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.
For a period of six years after the Acceptance Time, Ironwood will cause to be maintained in effect VectivBio’s current directors’ and officers’ liability insurance covering each person currently covered by VectivBio’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been made available to Ironwood) for acts or omissions occurring prior to the Acceptance Time; provided, that Ironwood may (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than VectivBio’s existing policies as of the date of the Transaction Agreement or (ii) request that VectivBio obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Acceptance Time); and provided further, that in no event will Ironwood or VectivBio be required to pay annual premiums for insurance under this paragraph in excess of 300% of the most recent annual premiums paid by VectivBio for such purpose (which annual premiums are represented and warranted by VectivBio to be as set forth in the Disclosure Letter), it being understood that Ironwood will nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.
Following the Acceptance Time, subject to the occurrence of any fraud, willful acts or omissions by such current or former director or officer of VectivBio, Ironwood will, or will cause its respective subsidiaries (including VectivBio (or its successor) and VectivBio’s subsidiaries) holding Shares in VectivBio or shares in any of its subsidiaries to, grant full discharge to each current or former director and officer of VectivBio and each current or former director representing VectivBio in its subsidiaries at the next extraordinary and annual general meeting of shareholders for their term of office.
Stock Exchange Delisting; Deregistration
Prior to the Acceptance Time, VectivBio will cooperate with Ironwood and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting of the Shares from Nasdaq (the “Delisting”) and the deregistration of the Shares under the Exchange Act (the “Deregistration”) to occur as soon as practicable after the Acceptance Time, and in any event, at such time as determined by the VectivBio Board as composed after the Acceptance Time in its discretion.
Support of the Merger
Prior to the Acceptance Time and as requested by Ironwood, VectivBio will use its commercially reasonable efforts to assist Ironwood and Merger Sub with the preparation of an interim balance sheet as of June 30, 2023 or such later date as requested by Ironwood, which statement will be audited by VectivBio’s statutory auditors after the Acceptance Time.
Following the Acceptance Time and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares of VectivBio (excluding any Shares held by VectivBio or any of its subsidiaries), VectivBio will use its commercially reasonable efforts to support any action requested by Ironwood and Merger Sub, as may be required to prepare, launch or execute the Merger.
Company Warrants
Prior to the Acceptance Time, VectivBio will use its commercially reasonable efforts to take all actions reasonably required to cancel all exercisable Company Warrants granted or to be granted pursuant to the applicable warrant agreements with VectivBio immediately prior to the Acceptance Time and terminate such agreements, in each case effective as at the Acceptance Time, in consideration for the payment of the Warrant Consideration by Ironwood in accordance with the terms of this Agreement.
Tax Matters
Except as otherwise provided herein, or as otherwise required by applicable law, Ironwood will not make, or cause to be made, any tax election that has a retroactive effect to any taxable period (or portion thereof) of VectivBio or any of its subsidiaries ending on or before the date including the Acceptance Time. Notwithstanding the foregoing, or anything to the contrary in the Transaction Agreement, Ironwood will be permitted to make, or cause to be made, in its sole discretion any election under Section 338(g) of the Code with respect to VectivBio or any of its subsidiaries.
Promptly following the end of the taxable year of VectivBio or its subsidiaries that includes the Acceptance Time, Ironwood will make due inquiry with its U.S. Tax Advisors regarding the status of VectivBio as a PFIC and make such status available to the shareholders of VectivBio prior to the Acceptance Time (the “Pre-Closing Holders”). In the event VectivBio is a PFIC for its taxable year that includes the Acceptance Time, Ironwood will use commercially reasonable efforts to make available to the Pre-Closing Holders any information reasonably required by such Pre-Closing Holders to file any tax returns relating to their ownership of VectivBio prior to the Acceptance Time, including a PFIC Annual Information Statement and any other information reasonably necessary to permit such Pre-Closing Holders to make or maintain a “Qualified Electing Fund” election under section 1295 of the Code with respect to VectivBio.
Swiss Tax Rulings and Withholding Tax Ruling
Ironwood will prepare and file a request for certain Swiss tax rulings. VectivBio and its counsel will be given a reasonable opportunity to review and timely comment on the request for such rulings and any amendments thereto prior to filing of any request for any such ruling with the competent Swiss Taxing Authorities and Ironwood will give due consideration to all reasonable additions, deletions or changes suggested thereto by VectivBio and its counsel. VectivBio will use reasonable best efforts to timely assist Ironwood with the preparation of the request for the required Swiss tax rulings, including by providing information as reasonably requested by Ironwood or the applicable Swiss Taxing Authorities in connection with such rulings. In the event that a Swiss Taxing Authority refuses to issue a Swiss tax ruling, each of VectivBio and Ironwood shall consider in good faith any reasonable modifications to the structure of the transactions contemplated in the Transaction Agreement that will facilitate receipt of such rulings.
VectivBio will prepare and file a tax ruling request with the Swiss Federal Tax Administration for the purpose of taxes imposed under the Swiss Federal Act on the Withholding Tax of October 13, 1965 together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time (the “Swiss Withholding Tax”) confirming that the old reserves practice (Altreservenpraxis) of the Swiss Federal Tax Administration which, if applicable, could lead to Swiss Withholding Tax liabilities of VectivBio is not applicable in connection with the transactions contemplated by the Transaction Agreement.
Annual Company Shareholder Meeting
In the event that a shareholder or group of shareholders submits (i) a valid motion at the Annual Company Shareholder Meeting or (ii) any proposal not included in any invitation to or agenda for the Annual Company Shareholder Meeting distributed by VectivBio prior to the date of the Transaction Agreement, the VectivBio Board will recommend the shareholders present or represented at the Annual Company Shareholder Meeting to vote against such motion.
Termination of the Transaction Agreement
The Transaction Agreement may be terminated at any time prior to the Acceptance Time:
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By mutual written consent of VectivBio and Ironwood;

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By either Ironwood or VectivBio:

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if (A) the Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that (x) at any time in the five (5) business days prior to the Outside Date, if as of such time any of the Antitrust Condition, the No Order Offer Condition or the No Action Offer Condition (with respect to the No Order Offer Condition and the No Action Offer Condition (each as defined in Section 15 — “Conditions to the Offer”), solely to the extent that such Restraint (as defined below) arises under the HSR Act or any antitrust law) to the Transaction Agreement are not satisfied, then Ironwood may (in its sole discretion) extend the Outside Date until December 31, 2023 upon written notice thereof to VectivBio (and such date will then be the Outside Date), and (y) at any time in the five (5) business days prior to the Outside Date as extended pursuant to clause (x), if as of such time any of the Antitrust Condition, the No Order Offer Condition or the No Action Offer Condition (with respect to the No Order Offer Condition and the No Action Offer Condition, solely to the extent that such Restraint arises under the HSR Act or any antitrust law) to the Transaction Agreement are not satisfied and VectivBio shall have failed to comply with its obligations pursuant to the HSR Cooperation Covenant, then Ironwood may (in its sole discretion) extend the Outside Date until February 15, 2024 upon written notice thereof to VectivBio (and such date will then be the Outside Date), or (B) the Offer shall have expired without extension pursuant to the Transaction Agreement or been terminated in accordance with its terms without Ironwood having purchased any Shares pursuant thereto; provided, that the right to terminate the Transaction Agreement pursuant to this paragraph will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Transaction Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B) (an “Offer Failure Termination”); or

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if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Transaction Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable (collectively, a “Restraint”); provided, that the party seeking to terminate the Transaction Agreement pursuant to this paragraph will have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action to the extent required under the Transaction Agreement (a “Regulatory Failure Termination”);

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By Ironwood:

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if VectivBio shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Transaction Agreement (other than with respect to a breach of the non-solicitation provisions, as to which the termination right described immediately below will apply), or if any representation or warranty of VectivBio shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in the failure of an Offer Condition to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to VectivBio of such breach or failure; provided, that Ironwood will not have this right to terminate the Transaction Agreement if Ironwood is then in material breach of any of its covenants or agreements set forth in the Transaction Agreement (a “VectivBio Breach Termination”); or
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if (A) an Adverse Recommendation Change shall have occurred or (B) VectivBio shall have breached or failed to perform any of its obligations set forth in the non-solicitation provisions in any material respect;

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By VectivBio:

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if Ironwood shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Transaction Agreement, or if any representation or warranty of Ironwood shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Ironwood of such breach or failure; provided, that VectivBio will not have this right to terminate the Transaction Agreement if it is then in material breach of any of its covenants or agreements set forth in the Transaction Agreement (an “Ironwood Breach Termination”); or

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in order to accept a Superior Proposal in accordance with the terms of the Transaction Agreement; provided, that VectivBio shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with the relevant provisions of the non-solicitation provisions, including the notice provisions thereof, and (C) paid any amounts required to be paid by VectivBio pursuant to the terms of the Transaction Agreement.

Termination Fee
VectivBio has agreed to pay Ironwood a termination fee of $23,680,000 (the “Termination Fee”) if:
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(A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to VectivBio’s shareholders or is otherwise publicly disclosed or otherwise communicated to senior management of VectivBio or the VectivBio Board, (B) the Transaction Agreement is terminated by (1) VectivBio or Ironwood pursuant to an Offer Failure Termination, or (2) by Ironwood pursuant to a VectivBio Breach Termination, and (C) within 12 months after the date of such termination, VectivBio enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Transaction Agreement (provided, that for purposes of this clause (C), each reference to “10%” in the definition of “Acquisition Proposal” will be deemed to be a reference to “50%”);

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the Transaction Agreement is terminated by Ironwood due to (A) an Adverse Recommendation Change having occurred or (B) VectivBio having breached or failed to perform any of its obligations set forth in the non-solicitation provisions in any material respect pursuant to the applicable termination right; or

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the Transaction Agreement is terminated by VectivBio pursuant to an Ironwood Breach Termination.

In no event will VectivBio be required to pay the Termination Fee on more than one occasion; provided, that the payment by VectivBio of the Termination Fee pursuant to the foregoing will not relieve VectivBio from any liability or damage resulting from a willful breach of any of its representations, warranties, covenants or agreements set forth in the Transaction Agreement or fraud.

In the event that the Transaction Agreement is terminated by either VectivBio or Ironwood pursuant to an Offer Failure Termination and no Reverse Termination Fee (as defined below) is due pursuant to the Transaction Agreement, VectivBio will, as promptly as reasonably practicable (and in any event (i) not later than the next business day following such termination in the case of a termination by Ironwood and (ii) prior to or simultaneously with the termination in the case of a termination by VectivBio) pay to Ironwood, by wire transfer of immediately available funds, an amount equal to all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors, investment bankers and other advisors) incurred by Ironwood or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of the Transaction Agreement and all other matters contemplated thereby (the “Reimbursable Expenses”), with such amount not to exceed $18,000,000 in the aggregate.
Ironwood has agreed to promptly pay or caused to be paid to VectivBio a reverse termination fee of $59,200,000 (the “Reverse Termination Fee”) in cash, in the event that (A) the Transaction Agreement is terminated by Ironwood or VectivBio pursuant to an Offer Failure Termination, and at such time all Offer Conditions have been met other than any of the conditions set forth in the Antitrust Condition, the No Order Offer Condition or the No Action Offer Condition (with respect to the No Order Offer Condition and the No Action Offer Condition, solely to the extent that such order, injunction, decision, directive, decree, law, or legal proceeding arises under, is in respect of or is pursuant to any antitrust laws) (each as defined in Section 15 — “Conditions to the Offer”) or (B) the Transaction Agreement is terminated by Ironwood or VectivBio pursuant to a Regulatory Failure Termination and the judgment, order, injunction, rule, decree or action arises under, is in respect of or is pursuant to any antitrust laws. Ironwood will not be required to pay the Reverse Termination Fee pursuant to the foregoing more than once.
Extensions, Waivers and Amendments
At any time prior to the Acceptance Time, Ironwood and VectivBio may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Transaction Agreement or any document delivered pursuant thereto or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Transaction Agreement. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy under the Transaction Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties under the Transaction Agreement are cumulative and are not exclusive of any rights or remedies which they would otherwise have thereunder.
Specific Performance
Prior to any termination of the Transaction Agreement pursuant to its terms, Ironwood and VectivBio are each entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Transaction Agreement and to enforce specifically the terms and provisions thereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of Ironwood and VectivBio further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of the Transaction Agreement involving a willful breach or fraud.
Fees and Expenses
Except as otherwise provided for in the Transaction Agreement, all fees and expenses incurred in connection with the Transaction Agreement, the Offer and the other transactions contemplated by the

Transaction Agreement will be paid by the party incurring such fees and expenses, whether or not the Offer is consummated, and all filing fees payable pursuant to the HSR Act or any foreign antitrust laws will be borne solely by Ironwood.
Governing Law
The Transaction Agreement and all disputes or controversies arising out of or relating to the Transaction Agreement or the transactions contemplated thereby are governed by the laws of the State of Delaware.
Conditions to the Offer
See Section 15 — “Conditions to the Offer.”
Other Agreements
Support Agreements
Concurrently with the execution and delivery of the Transaction Agreement, on May 21, 2023, and as a condition and inducement to the willingness of Ironwood to enter into the Transaction Agreement, certain of VectivBio’s shareholders, executive officers and members of the VectivBio Board who owned Shares as of May 17, 2023 (each, a “Tendering Shareholder”) entered into tender and support agreements (each, a “Support Agreement” and collectively, the “Support Agreements”) with Ironwood, pursuant to which each Tendering Shareholder agreed, among other things, to tender their Shares (including the Company Restricted Shares) (“Subject Shares”) in the Offer and vote their Shares (including the Company Restricted Shares) at any meeting of the shareholders of VectivBio (i) for, among other things, the approval of the Articles Amendment and the Board Modification, (ii) against any proposal or motion not recommended by the VectivBio Board that would be inconsistent with the Shareholder Approval Condition, and (iii) against any change in the VectivBio Board (other than the re-elections proposed to the Annual Company Shareholder Meeting and the Board Modification).
Each Tendering Shareholder also agreed that, except as provided in the Support Agreements or in the Transaction Agreement, such Tendering Shareholder will not, directly or indirectly, without the prior written consent of Ironwood, (a) create or permit to exist any lien (other than certain permitted liens) on any of such Tendering Shareholder’s Subject Shares, Company Stock Options or Company RSU Awards, (b) transfer any of such Tendering Shareholder’s Subject Shares, Company Stock Options or Company RSU Awards, or any right or interest therein (or consent to any of the foregoing), (c) enter into any contract with respect to any transfer of such Tendering Shareholder’s Subject Shares, Company Stock Options or Company RSU Awards, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Tendering Shareholder’s Subject Shares, Company Stock Options or Company RSU Awards (other than in connection with the exercise of voting rights at a general meeting of shareholders of VectivBio, provided such exercise does not result in a breach of certain obligations of such Tendering Shareholder under the Support Agreements), (e) deposit or permit the deposit of any of such Tendering Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Tendering Shareholder’s Subject Shares, (f) enter into any contract that would in any way restrict, limit or interfere with the performance of such Tendering Shareholder’s obligations under the Support Agreements or otherwise make any representation or warranty of such Tendering Shareholder therein untrue or incorrect as though made on the date of such contract or (g) approve or consent to any of the forgoing.
Each Tendering Shareholder has also irrevocably and unconditionally waived and agreed not to exercise, assert or perfect, or attempt to exercise, assert or perfect any appraisal rights or dissenters’ rights in respect of such Tendering Shareholder’s Subject Shares that may arise in connection with the Offer and/or the transactions contemplated by the Transaction Agreement.
In addition, except as otherwise permitted pursuant to the Transaction Agreement, each Tendering Shareholder has agreed that it will not, and will cause its Representatives not to, directly or indirectly, take any action that would violate the non-solicitation provisions of the Transaction Agreement if such action were taken by VectivBio or any of its Representatives, or that would otherwise cause VectivBio, its subsidiaries or any of their respective Representatives to violate such provisions. Each Tendering Shareholder will, and cause its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the date of the Support Agreements with respect to any Acquisition Proposal or potential Acquisition Proposal.
As of May 17, 2023, the Tendering Shareholders owned an aggregate of approximately 28.6% of the Shares. The Tendering Shareholders’ obligations under the Support Agreements terminate in the event that the Transaction Agreement is terminated in accordance with its terms.
This summary is qualified in its entirety by reference to the Support Agreements, which we have filed as Exhibit (d)(3) to the Schedule TO.
The Confidentiality Agreement
On March 29, 2023, VectivBio entered into a non-disclosure agreement with Ironwood to facilitate discussions in connection with evaluating, pursuing and if applicable, consummating a business relationship between the parties and/or their subsidiaries (the “Confidentiality Agreement”).
Under the Confidentiality Agreement, Ironwood agreed, among other things, to keep certain non-public information concerning VectivBio confidential (subject to certain exceptions) for a period of three years from the date of the Confidentiality Agreement.
The summary above of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Ironwood.” For a complete understanding of the Confidentiality Agreement, shareholders of VectivBio and other interested parties are encouraged to read the full text of the Confidentiality Agreement.
Exclusivity Agreement
On April 29, 2023, VectivBio entered into an exclusivity agreement with Ironwood to induce Ironwood to continue to engage in the substantial efforts necessary in connection with its review and negotiation of a potential negotiated transaction between the parties (the “Exclusivity Agreement”).
Under the terms of the Exclusivity Agreement, during the period beginning on April 29, 2023 and ending on May 21, 2023, VectivBio agreed to negotiate exclusively with Ironwood with respect to a potential negotiated transaction and agreed to not, and to cause its and its representatives not to, among other things, initiate, solicit or respond to any offer or proposal from, or engage in any discussions, negotiations or communications with any person other than Ironwood concerning an alternative transaction with respect to VectivBio or any of its subsidiaries consisting of (i) an acquisition of VectivBio’s equity securities or a material portion of VectivBio's assets, (ii) a merger, consolidation or combination, or (iii) a recapitalization, restructuring, reorganization or other extraordinary transaction.
The summary above of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Ironwood.” For a complete understanding of the Exclusivity Agreement, shareholders of VectivBio and other interested parties are encouraged to read the full text of the Exclusivity Agreement.
12.
Purpose of the Offer; Plans for VectivBio.

Purpose of the Offer
We are making the Offer pursuant to the Transaction Agreement in order to acquire control of, and as the first step in our acquisition of the entire equity interest in, VectivBio, while allowing VectivBio’s shareholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. The Offer is intended to facilitate the acquisition of all outstanding Shares. Following the completion of the

Offer and provided that at such time Ironwood directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood intends that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.
The VectivBio Board has unanimously (i) determined that the terms of the Transaction Agreement, the Offer and the transactions contemplated thereby are fair to, to the benefit of and in the best interests of, VectivBio and its shareholders; (ii) declared it advisable to enter into the Transaction Agreement and any future agreements implementing the provisions of the Transaction Agreement and to effect the Articles Amendment, the Board Modification, and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the Nasdaq Rules, the Delisting; (iii) approved the execution, delivery and performance by VectivBio of the Transaction Agreement and the consummation of the transactions contemplated thereby, including the Offer; and (iv) resolved and agreed to recommend that VectivBio’s shareholders approve the Articles Amendment, the Board Modification, and, subject to the occurrence of the Acceptance Time and satisfaction of the applicable requirements under the Nasdaq Rules, the Delisting, and accept the Offer and tender their Shares pursuant to the Offer.
Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in VectivBio and will no longer participate in the future growth of VectivBio. If the Merger is consummated, the then remaining holders of Shares will no longer have an equity interest in VectivBio and instead will only have the right to receive an amount in cash equal to the Offer Price and, to the extent that holders of Shares are entitled to and have properly filed a suit to exercise their appraisal rights in connection with the Merger, any additional amount, if any, to which such holders of Shares may be entitled in accordance with the Swiss Merger Act.
Plans for VectivBio
After completion of the Offer and if the Merger is consummated, we expect to operate VectivBio’s business and facilities generally in accordance with its existing overall business strategies, using the capabilities of VectivBio and Ironwood to optimize operations, including making investments where appropriate. Ironwood expects to continue to evaluate the business and operations of VectivBio during the pendency of the Offer and after the completion of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of VectivBio, as of and following the effective time of the Merger. We cannot speculate on future activities, and we reserve the right to change our plans and intentions at any time, as we deem appropriate.
In addition, following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Ironwood intends to delist the Shares from Nasdaq. Following delisting of the Shares from Nasdaq and provided that the criteria for deregistration are met, Ironwood intends to cause VectivBio to make a filing with the SEC requesting that VectivBio’s reporting obligations under the Exchange Act be terminated.
In the event that the Offer is completed and the number of Shares validly tendered and not validly withdrawn pursuant to the Offer, together with any Shares then directly or indirectly owned by Ironwood, represents less than 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Ironwood may not be able to acquire 100% (or at least 90%) of all outstanding Shares and/or complete the Merger in a timely manner, or at all. Accordingly, non-tendering shareholders of VectivBio may not receive any consideration for such Shares, and the liquidity and value of any Shares that remain outstanding could be negatively affected.
Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering VectivBio shareholder will be a minority shareholder of VectivBio with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.
Except as described above or elsewhere in this Offer to Purchase, we do not have any present plans or proposals that would relate to or result in (i) any purchase, sale or transfer of a material amount of assets of VectivBio or its subsidiaries, or (ii) any other material change in VectivBio’s business.
13.
Certain Effects of the Offer.

Ironwood Controlling Shareholder.   Following the completion of the Offer, Ironwood, directly or indirectly, will hold at least 80%, unless otherwise waived by Ironwood down to 66.67% in accordance with the terms of the Transaction Agreement, of all outstanding Shares (other than the Excluded Shares) and, as a result, intends to replace all of the VectivBio Board, subject to legal and regulatory requirements.
Market for Shares.   The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Ironwood and its affiliates. Neither Ironwood nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing.   The Shares are currently listed on Nasdaq. Prior to the Acceptance Time, VectivBio will cooperate with Ironwood and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act to occur as soon as practicable after the Acceptance Time, and in any event, at such time as determined by the VectivBio Board as composed after the Acceptance Time in its discretion.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. As a result, VectivBio currently files periodic reports with the SEC on account of the Shares. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of VectivBio to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would, assuming there are no other remaining public reporting obligations applicable to VectivBio, substantially reduce the information that VectivBio must furnish to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, including the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to VectivBio. Furthermore, the ability of VectivBio’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral, subject to certain limitations. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which case the Shares would be ineligible as collateral for margin loans made by brokers.
14.
Dividends and Distributions.

As discussed in Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Operation of VectivBio’s Business,” the Transaction Agreement provides that, VectivBio will not declare or pay any dividend in respect of any Shares, subject to certain exceptions.
15.
Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Transaction Agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered and not validly withdrawn pursuant to the Offer and, may delay or extend the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if, prior to the Expiration Date:
•
the Minimum Condition has not been satisfied;

•
the Antitrust Condition has not been satisfied;

•
the Shareholder Approval Condition has not been satisfied;

•
any of the following conditions shall exist or shall have occurred and be continuing:

•
any order, injunction, decision, directive or decree shall have been issued (and still be in effect) by any governmental entity of competent jurisdiction preventing the consummation of the Offer, or any legal requirement shall have been enacted or deemed applicable to the Offer (and still be in effect) by any governmental entity that prohibits or makes illegal the consummation of the Offer (the “No Order Offer Condition”);

•
there shall be instituted and pending litigation by any governmental entity seeking any Non-Required Remedy (the “No Action Offer Condition”);

•
since the date of the Transaction Agreement, there shall have occurred a Material Adverse Effect;

•
VectivBio shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Transaction Agreement,

•
(A) specified representations or warranties of VectivBio with respect to no Material Adverse Effect shall fail to be true and correct in all respects, as of the date of the Transaction Agreement and as of the Acceptance Time with the same force and effect as if made on and as of such date; (B) specified representations and warranties of VectivBio with respect to its capitalization shall not be true and correct in all but de minimis respects, as of the date of the Transaction Agreement and as of the Acceptance Time, as though made as of the Acceptance Time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); (C) specified representations and warranties of VectivBio with respect to its organization, standing and power, capitalization, subsidiaries, authority, vote required, the applicability of certain anti-takeover laws, and VectivBio’s brokers and other advisors shall not be true and correct in all material respects (disregarding any “materiality,” “Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties) as of the date of the Transaction Agreement and as of the Acceptance Time as though made as of the Acceptance Time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); and (D) any of the representations and warranties of VectivBio set forth in the Transaction Agreement (other than the representations set forth in clauses (A)-(C) above) disregarding any “materiality,” “Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties, shall not be true and correct in all respects as of the date of the Transaction Agreement and as of the Acceptance Time as though made as of the Acceptance Time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except in the case of this clause (D), where the failure of such representations and warranties not to be true and correct (disregarding any “materiality,” “Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties) have not had and would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect;
•
VectivBio shall not have delivered to Ironwood a certificate, signed on behalf of VectivBio by its chief executive officer or chief financial officer, certifying that the conditions set forth certain clauses of the Transaction Agreement have been satisfied; or

•
the Transaction Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Ironwood and may be asserted by Ironwood regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions are in addition to, and not a limitation of, the right of Ironwood to extend, terminate or modify the Offer pursuant to the terms and conditions of the Transaction Agreement. All conditions (other than the Minimum Condition, if the validly tendered and not withdrawn number of Shares, together with the Shares, if any, then owned by Ironwood or any of its subsidiaries, would represent at least one Share less than 66.67% of the number of Shares issued and outstanding, or the Antitrust Condition) may be waived by Ironwood, in whole or in part at any applicable time and from time to time, in the sole discretion of Ironwood, in each case subject to the terms and conditions of the Transaction Agreement and the applicable rules and regulations of the SEC. The failure by Ironwood at any time prior to the Acceptance Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
16.
Adjustments to Prevent Dilution.

In the event that, notwithstanding VectivBio’s covenant to the contrary (see Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Operation of VectivBio’s Business”), between the date of the Transaction Agreement and the Acceptance Time, VectivBio effects a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, the Offer Price will be adjusted appropriately, and such adjustment to the Offer Price will provide to the holders of Shares the same economic effect as contemplated by the Transaction Agreement prior to such action.
17.
Certain Legal Matters; Regulatory Approvals.

General
Based on Ironwood’s review of publicly available filings by VectivBio with the SEC and other information regarding VectivBio, we are not aware of any governmental license or regulatory permit that appears to be material to VectivBio’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or, except as set forth below in this Section 17, of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. However, if any such approvals or other actions were to exist and were not obtained, a governmental, administrative or regulatory authority could take actions that may give us the right to not accept for payment and pay for Shares in the Offer. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to VectivBio’s business, any of which under certain conditions specified in the Transaction Agreement could cause Ironwood to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Conditions to the Offer.”

Shareholder Approval Not Required; Extraordinary General Meeting
The entering into the Transaction Agreement and the Offer as such do not require approval by VectivBio’s shareholders. However, the following conditions to the Offer require shareholder approval: (i) the removal of the restrictions on registration and exercise of voting rights from VectivBio’s articles of association, subject to the occurrence of, and only becoming effective upon, the Acceptance Time, which resolution requires approval by a qualified majority of two thirds of the votes of the shares represented at the general meeting of shareholders; and (ii) the conditional election of new members of the VectivBio Board, a new chairperson of the VectivBio Board, and new members of the compensation committee of the VectivBio Board, all as nominated by Ironwood and subject to the occurrence of, and only becoming effective upon, the Acceptance Time, which elections require approval by a majority of the votes of the shares represented at the general meeting of shareholders (collectively, the “Approval Condition”). In addition, VectivBio agreed to propose to VectivBio’s shareholders to approve the Delisting, subject to the occurrence of the Acceptance Time and satisfaction of the requirements under the listing rules of the Nasdaq, which resolution requires approval by a qualified majority of two thirds of the votes of the shares represented at the general meeting of shareholders (together with the Approval Condition, the “EGM Matters”).
For purposes of submitting the EGM Matters for shareholder approval, in accordance with the terms of the Transaction Agreement, the VectivBio Board will convene an extraordinary general meeting of shareholders (the “EGM”), which is scheduled to be held at 11:00 a.m. CEST on June 26, 2023 at Memox (meeting room “small space”), Elisabethenstrasse 15, Basel, Switzerland. Shareholders of VectivBio who hold Shares on the record date for the meeting, which is May 22, 2023, will be entitled to attend the EGM and vote on the EGM Matters. The VectivBio Board unanimously recommends that shareholders vote in favor of all these proposals.
See Section 11 — “The Transaction Agreement; Other Agreements — The Transaction Agreement — Covenants — Preparation of Shareholder Approval Invitation; Shareholder Meeting.”
Legal Proceedings
There are currently no legal proceedings relating to the Offer.
Anti-Takeover Laws
VectivBio has represented and warranted in the Transaction Agreement that there are no “moratorium,” “fair price,” “business combination,” “interested shareholder,” “control share acquisition” or similar provision of any anti-takeover laws or regulations that are applicable to the Transaction Agreement, the Offer or any of the other transactions contemplated thereby. If any government official or third party should seek to apply any such anti-takeover law to the Transaction Agreement, the Offer or any of the other transactions contemplated by the Transaction Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such law in appropriate court proceedings. In the event it is asserted that one or more anti-takeover laws are applicable to the Transaction Agreement, the Offer or any of the other transactions contemplated by the Transaction Agreement and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or any of the other transactions contemplated by the Transaction Agreement, we might be required to file certain information with, or to receive approvals from, the relevant authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or any of the other transactions contemplated by the Transaction Agreement. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Ironwood seeks to acquire the remaining Shares not held by it. We believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer.
Antitrust Compliance
Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.
Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.
The FTC and the DOJ will consider the legality under the antitrust laws of Ironwood’s proposed acquisition of Shares pursuant to the Offer. At any time before or after Ironwood’s acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Ironwood, VectivBio or any of their respective subsidiaries or affiliates. U.S. state attorneys general, private persons and non-U.S. governmental entities may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is commenced by the FTC, the DOJ or any state or any other person or entity, then under certain circumstances, we may not be obligated to consummate the Offer.
18.
Appraisal Rights

Holders of the Shares do not have appraisal rights in connection with the Offer. However, if following the completion of the Offer, Ironwood has acquired or controls, directly or indirectly, at least 90% of all outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), in accordance with the laws of Switzerland and a merger agreement to be entered into by Merger Sub and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Excluded Shares) that is not validly tendered and accepted pursuant to the Offer or acquired by Ironwood after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price. In connection with the Merger, each of VectivBio’s remaining shareholders can exercise appraisal rights under article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss court at the registered office of the surviving company or of VectivBio. The suit must be filed within two months after the Merger resolution has been published in the Swiss Official Gazette of Commerce. VectivBio’s shareholders who tender all of their Shares in the Offer, and who do not acquire Shares thereafter, will not be able to file a suit to exercise appraisal rights. If such a suit is filed by a non-tendering shareholder of VectivBio, the court will determine whether the merger consideration was inadequate and the amount of compensation due to the relevant shareholder of VectivBio, if any, and such court’s determination will benefit all remaining shareholders of VectivBio who neither tendered their Shares in the Offer nor sold them otherwise prior to the effectiveness of the Merger. The filing of an appraisal suit will not prevent completion of the Merger.
19.
Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, email or other electronic message and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.
We will not pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
20.
Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.
No person has been authorized to give any information or to make any representation on behalf of us not contained in this document or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of us, the Depositary or the Information Agent or any affiliate of any of them for the purpose of the Offer.
We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by VectivBio pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of VectivBio’s Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and VectivBio may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A
INFORMATION RELATING TO IRONWOOD
Ironwood is a publicly traded pharmaceutical company incorporated in Delaware and headquartered in Boston, MA. The principal executive office, telephone number and principal business of each of these entities is described in Section 8 — “Certain Information Concerning Ironwood.”
Directors and Executive Officers of Ironwood
Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Ironwood. Except as provided below, the business address of each director and executive officer of Ironwood is 100 Summer Street, Suite 2300, Boston, Massachusetts 02110, United States.
Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Thomas McCourt Chief Executive Officer; Board Member	United States	Mr. McCourt has served as Ironwood’s chief executive officer and member of the board of directors since June 2021 and had previously served as president and interim chief executive officer from March 2021 to June 2021 and as president from April 2019 to June 2021. Prior to April 2019, Mr. McCourt served as the senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009. Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of ZELNORM™ for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations. Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for PRILOSEC® and NEXIUM®. Mr. McCourt serves on the board of directors and as a member of the compensation committee of Pliant Therapeutics, Inc. (Nasdaq: PLRX), a public company, and on the board of trustees for the American Society of Gastrointestinal Endoscopy (ASGE). Mr. McCourt previously served on the board of directors of Acceleron Pharma Inc., including as a member of the audit committee and the chair of the nominating and governance committee. Mr. McCourt received a B.S. in pharmacy from the University of Wisconsin.
Sravan Emany Chief Financial Officer	United States	Mr. Emany has served as Ironwood’s chief financial officer since December 2021. Prior to joining Ironwood, Mr. Emany served as corporate vice president, commercial excellence and chief strategy officer of Integra LifeSciences Holdings Corporation, a publicly held global healthcare company, since March 2020 and as vice president of strategy, treasury and investor relations from February 2018 to March 2020. Prior to that, Mr. Emany served in various mergers and acquisitions investment banking roles at Bank of America and BofA Securities (formerly Bank of America Merrill Lynch) from September 2008 to February 2018, culminating in his service as managing director in the mergers and acquisitions group where he led numerous mergers and

Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
acquisitions in the healthcare sector. Mr. Emany also served in various other financial roles, including with Goldman Sachs Group and Morgan Stanley. Mr. Emany holds a B.A. in international relations from The Johns Hopkins University and an M.A. in international relations and international economics from The Johns Hopkins School of Advanced International Studies.
Alexander Denner, Ph.D. Board Member	United States	Dr. Denner joined Ironwood’s board of directors in November 2020. Dr. Denner is a founding partner and the chief investment officer of Sarissa Capital Management LP, or Sarissa, a registered investment advisor, where he has been since 2011. Dr. Denner also has been chief executive officer of Sarissa Capital Acquisition Corp., a special purpose acquisition company since December 2020. Prior to joining Sarissa, Dr. Denner served as a senior managing director at Icahn Capital L.P, an investment advisory firm, from 2006 to 2011. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm. Dr. Denner serves on the board of directors of Biogen Inc. (Nasdaq: BIIB), a public company. Dr. Denner also serves on the board of directors of Attralus, Inc. and Sarissa Capital Acquisition Corp., each of which is a privately held company. In the last five years, Dr. Denner has served as chair of the board of directors of The Medicines Company. Dr. Denner earned his B.S. in mechanical engineering from Massachusetts Institute of Technology, an M.S. and M.Phil. in mechanical engineering from Yale University and an interdisciplinary Ph.D. from Yale University.
Andrew Davis Chief Business Officer	United States	Andrew Davis has served as Ironwood’s chief business officer since December 2021 and previously served as senior vice president of business development from May 2021 to July 2021 and as senior vice president corporate development, strategy, and valuation from July 2021 to December 2021. Before joining Ironwood, Mr. Davis served as the chief business development and M&A officer at iNova Pharmaceuticals from September 2017 to May 2021, leading all company transactions and acting as a member of the executive management team. Prior to iNova, Mr. Davis was head of oncology business development for Merck & Co. from November 2016 to September 2017. Before his time at Merck, Mr. Davis was at Bausch Health Companies (formerly Valeant Pharmaceuticals), where he held roles of increasing responsibility within the business development function, ultimately serving as senior vice president of business development and leading all transactions for the company, including the acquisitions of Salix Pharmaceuticals and Bausch + Lomb. Mr. Davis began his career as an analyst at McKinsey & Co., where his work focused on the healthcare space. Mr. Davis serves on the board of directors of UTILITY therapeutics Ltd. Mr. Davis holds a B.A. in

Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
economics from Boston University.
Andrew Dreyfus Board Member	United States	Mr. Dreyfus joined Ironwood’s board of directors in April 2016. Mr. Dreyfus most recently served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest Blue Cross Blue Shield insurance plans in the country, from 2010 to 2022. From 2005 to 2010, Mr. Dreyfus served as the executive vice president of healthcare services of BCBSMA. Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation. Mr. Dreyfus serves on the board of directors of the Joint Commission and BCBSMA Foundation, both of which are non-profit organizations. He is a member of the advisory boards of Ariadne Labs, Vanna Health and the Massachusetts Coalition for Serious Illness Care. He previously served on the board of directors for BCBSMA, the Blue Cross Blue Shield Association and RIZE Massachusetts. Mr. Dreyfus received a B.A. in English from Connecticut College.
Catherine Moukheibir Board Member	Lebanon	Ms. Moukheibir joined Ironwood’s board of directors in April 2019. Ms. Moukheibir most recently served as chief executive officer of MedDay Pharmaceuticals, or MedDay, a biopharmaceutical company that focused on nervous system disorders, from July 2019 to January 2021. She was also the chairman of the board of directors of MedDay from April 2016 to January 2021. Prior to that, Ms. Moukheibir served as the senior advisor for finance and a member of the executive board of directors at Innate Pharma SA, an oncology company, from 2011 to 2016, and as the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired. Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007. Ms. Moukheibir currently serves on the board of directors of the following public companies: MoonLake Immunotherapeutics AG (Nasdaq: MLTX), Biotalys NV (EBR: BTLS) and Oxford Biomedica plc (LSE: OXB). Ms. Moukheibir also serves on the board of directors of Asceneuron SA, Noema Pharma AG, DNA Script SAS, and CMR Surgical, all of which are privately held companies. She held past directorships on the boards of directors of Ablynx NV, Cerenis Therapeutics SA, Creabilis S.A., GenKyoTex S.A., Kymab Group Limited, Orphazyme A/S and Zealand Pharma A/S. Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University.
Jay Shepard Board Member	United States	Mr. Shepard joined Ironwood’s board of directors in December 2020. Mr. Shepard is an advisor at Caralys Pacific, a venture group focused on licensing drug programs and creating new companies in the U.S. and Japan. Mr. Shepard

Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
previously was president and chief executive officer of Aravive, Inc. (formerly Versartis, Inc.), a clinical-stage oncology company, from May 2015 to January 2020, when he retired. From 2013 to 2015, Mr. Shepard was executive chairman of Versartis, Inc. From 2008 until May 2015, Mr. Shepard was an executive partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry. From 2010 to 2012, Mr. Shepard served as president and chief executive officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pediatric pharmaceutical company. From 2005 to 2007, Mr. Shepard served as interim president and chief executive officer of Relypsa (Ilypsa, Inc.’s spin-out company, which was acquired by Galencia), a pharmaceutical company. Mr. Shepard was also vice president of commercial operations at Telik and oncology business unit head of Alza Pharmaceuticals (acquired by J&J). Mr. Shepard has over 35 years of experience in the pharmaceutical, biotechnology and drug delivery arenas. Mr. Shepard has participated in or led over 16 product launches by preparing markets and establishing sales and marketing operations. Mr. Shepard also currently serves on the board of directors of the following public companies: Inovio Pharmaceuticals, Inc. (Nasdaq: INO) and Esperion Therapeutics, Inc. (Nasdaq: ESPR). In addition, Mr. Shepard serves on the board of directors of Aculys Pharma, LLC, Cessation Therapeutics, Inc. and Pathalys Pharma, Inc. Mr. Shepard also serves as the chairman of the board of directors of the Christopher & Dana Reeve Foundation. Within the past five years, Mr. Shepard also served on the boards of directors of Marinus Pharmaceuticals, Inc. and Durect Corporation. Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.
John Minardo Chief Legal Officer	United States	Mr. Minardo has served as Ironwood’s chief legal officer since August 2021. Prior to joining Ironwood, Mr. Minardo was with Seqirus, a pharmaceutical company, where he was vice president, general counsel and a member of the Seqirus executive leadership team, leading a global legal team overseeing activities including business transactions, regulatory matters, corporate governance, compliance and intellectual property from November 2015 to July 2021. Prior to Seqirus, Mr. Minardo was with Novartis in increasing roles of responsibility from October 2007 to November 2015, ultimately serving as vice president, general counsel and chief compliance officer at Novartis Influenza Vaccines. Mr. Minardo started his legal career as a litigator at Kaye Scholer LLP. Mr. Minardo holds a B.A. from Boston College and a J.D. from Brooklyn Law School.
Jon Duane Board Member	United States	Mr. Duane joined Ironwood’s board of directors in April 2019. Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey, an international management consulting company. Before his retirement in

Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
December 2017, Mr. Duane had served as a partner at McKinsey since 1992. At McKinsey, Mr. Duane founded and led the firm’s biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives. Mr. Duane serves as the executive chair on the board of directors of Nashville Biosciences, LLC, a privately held company. Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School.
Julie McHugh Board Chair	United States	Ms. McHugh joined Ironwood’s board of directors in February 2014 and became chair of Ironwood’s board in April 2019. Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., or Endo, from 2010 through 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc. Before that she served as company group chairman for the worldwide virology business unit of Johnson & Johnson, or J&J, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab) and she was responsible for oversight of a research and development portfolio including compounds targeting autoimmune diseases, HIV, hepatitis C, and tuberculosis. Prior to joining Centocor, Inc., Ms. McHugh led marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. Ms. McHugh currently serves on the board of directors of the following public companies: Lantheus Holdings, Inc. (Nasdaq: LNTH) and Evelo Biosciences, Inc. (Nasdaq: EVLO). Ms. McHugh also serves on the board of directors of Xellia Pharmaceuticals ApS, a privately held company. She also serves on the strategic advisory board for HealthCare Royalty Partners and the board of visitors for the Smeal College of Business of Pennsylvania State University. She previously served on the board of directors for Aerie Pharmaceuticals, Inc., Trevena, Inc., ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute. Ms. McHugh received her M.B.A. degree from St. Joseph’s University and her B.S. degree from Pennsylvania State University.
Mark Currie, Ph.D. Board Member	United States	Dr. Currie joined Ironwood’s board of directors in April 2019. Dr. Currie has been the chair of the scientific advisory board of Cyclerion Therapeutics, Inc., or Cyclerion, a clinical-stage biopharmaceutical company, since January 2021. Dr. Currie previously served as Cyclerion’s president and chief scientific officer from April 2019 to December 2020. Prior to joining Cyclerion, Dr. Currie served

Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
as senior vice president, chief scientific officer and president of research and development at Ironwood from 2002 to April 2019. Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor, Inc. and initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company. Dr. Currie currently serves on the board of directors of Science Exchange, Inc. and Sea Pharmaceuticals, LLC, privately held companies. Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman Gray School of Medicine of Wake Forest University.
Marla Kessler Board Member	United States	Ms. Kessler joined Ironwood’s board of directors in April 2019. Ms. Kessler has been chief marketing officer of Datavant, Inc., or Datavant, a health IT company, since October 2022. Prior to joining Datavant, Ms. Kessler served as chief customer officer of Aetion, Inc., or Aetion, a health care technology company, from September 2021 to October 2022, and prior to that, as an advisor to the chief executive officer of IQVIA Holdings Inc., or IQVIA (formerly IMS Health and Quintiles), a global analytics and technology company, from October 2020 to February 2021. Prior to that, Ms. Kessler had been the senior vice president for strategy, marketing and communications for IQVIA since October 2016. Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from 2013 to 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009. Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004. Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University.
Michael Shetzline, M.D., Ph.D, Chief Medical Officer and Head of Research and Drug Development	United States	Dr. Shetzline has served as Ironwood’s chief medical officer, and head of research and drug development since October 2021 and had served as chief medical officer, and head of drug development from January 2019 to October 2021. Dr. Shetzline is a gastroenterologist and internist, with more than 25 years of experience in the biopharmaceutical industry and academia. Before joining Ironwood, Dr. Shetzline was vice president and head of gastroenterology clinical sciences at Takeda Pharmaceuticals International Co., or Takeda, a global pharmaceutical company, where he led global clinical development for all GI assets from January 2015 to January 2019. Prior to Dr. Shetzline’s role at Takeda, Dr. Shetzline served as vice president and global head of gastroenterology at Ferring International Pharmascience Center U.S., Inc., or Ferring,

Name; Position	Country of Citizenship	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
from 2012 to January 2015, during which he led Ferring’s clinical development programs in gastroenterology. Before that, Dr. Shetzline was vice president and global program head crossing multiple therapeutic areas and head of translational medicine GI discovery at Novartis Pharmaceuticals AG from 2002 to 2012. Dr. Shetzline also served as gastroenterology program director and assistant professor of medicine at Duke University Medical Center from 1997 to 2002. Dr. Shetzline has published over 40 full papers and book chapters and acted as a reviewer for a range of medicine journals. Dr. Shetzline earned his M.D. and Ph.D. from The Ohio State University in physiology and medicine. Dr. Shetzline completed his internal medicine residency and fellowship in gastroenterology and served on the faculty as a National Institutes of Health supported physician scientist at Duke University Medical Center. Dr. Shetzline is a Fellow of the American College of Physicians, the American College of Gastroenterology, and the American Gastroenterological Association and certified by the American Board of Internal Medicine.

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY REQUIRED DOCUMENTS SENT BY A SHAREHOLDER OF VECTIVBIO OR SUCH SHAREHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:
The Depositary for the Offer is:
Computershare Trust Company, N.A.
If delivering by Registered & Overnight Mail:	If delivering by First Class Mail:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011
Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-0537
Banks and Brokers may call collect: (212) 750-5833